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Filed Pursuant to Rule No. 424(b)(5)
Registration No. 333-33237

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the related prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

Subject to Completion, dated July 28, 2003

Golden Star Resources Ltd.

Cdn$3.90
8,200,000 Common Shares

        We are offering common shares of Golden Star Resources Ltd. for Cdn$3.90 per share. The price of the common shares was determined by negotiation between us and the underwriters named below.

        Our common shares are traded on the American Stock Exchange under the symbol "GSS" and on the Toronto Stock Exchange under the symbol "GSC." On July 25, 2003, the closing price for our common shares on the American Stock Exchange was $2.96 per share and the closing price on the Toronto Stock Exchange was Cdn$4.06 per share. Application has been made to the Toronto Stock Exchange to approve listing of the common shares. The listing of the common shares on the Toronto Stock Exchange is subject to fulfillment of all of the listing requirements of the Toronto Stock Exchange. Our common shares also trade on the Berlin Stock Exchange under the symbol "GS5."

        Canadian dollars are indicated by the symbol "Cdn$".

        Investing in the common shares involves a high degree of risk. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Offering price	Cdn$3.9000	Cdn$31,980,000
Underwriters' fee	Cdn$0.2145	Cdn$ 1,758,900
Proceeds, before expenses, to Golden Star Resources Ltd	Cdn$3.6855	Cdn$30,221,100

        The common shares are being offered in the United States on a best efforts basis, with no minimum number or dollar amount requirement, by Orion Securities (USA) Inc., BMO Nesbitt Burns Corp., Canaccord Capital Corporation (USA) Inc., NBC International (USA) Inc. and RBC Dain Rauscher Inc., to whom we refer as the U.S. agents, and in Canada on a firm commitment basis by Orion Securities Inc., BMO Nesbitt Burns Inc., Canaccord Capital Corporation, National Bank Financial Inc., RBC Dominion Securities Inc. and Westwind Partners Inc., to whom we refer as the Canadian underwriters. Any common shares sold by the U.S. agents will reduce the amount of the Canadian underwriters' commitment. We refer to the Canadian underwriters and the U.S. agents, collectively, as the underwriters.

        We have granted to the Canadian underwriters the option, which we refer to as the over-allotment option, at any time until thirty (30) days after the closing of this offering, to purchase and sell up to 1,230,000 common shares.

        The U.S. agents and Canadian underwriters expect to deliver the common shares to purchasers on August 14, 2003.

Orion Securities (USA) Inc.		BMO Nesbitt Burns Corp.
Canaccord Capital Corporation (USA) Inc.	NBC International (USA) Inc.	RBC Dain Rauscher Inc.

The date of this prospectus supplement is August     •    , 2003.

Prospectus Supplement

        You should rely only on the information contained or incorporated by reference in this prospectus supplement. See "Documents Incorporated by Reference" on page S-31 of this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Information on any of the websites maintained by us does not constitute a part of this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the related prospectus or any documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

        This prospectus supplement and the related prospectus have been filed with the Securities and Exchange Commission, which we refer to as the SEC, pursuant to a registration statement on Form S-3, which we refer to as the registration statement. We have also filed a short form prospectus, which we refer to as the Canadian prospectus, with the securities regulatory authorities in each of the Canadian provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Newfoundland and Labrador, Nova Scotia and Prince Edward Island. Under the Canadian prospectus, the securities registered under the registration statement may be offered and sold in the listed provinces, subject to any applicable securities laws.

        Our financial statements are prepared in accordance with generally accepted accounting principles in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP.

CURRENCY AND EXCHANGE RATE INFORMATION

        Unless otherwise indicated, all references to "$" or "dollars" in this prospectus supplement refer to United States dollars. References to "Cdn$" in this prospectus supplement refer to Canadian dollars.

        The noon rate of exchange on July 25, 2003 as reported by the Bank of Canada for the conversion of Canadian dollars was Cdn$1.00 equals $0.7240 and the conversion of United States dollars was $1.00 equals Cdn$1.3812. We use these exchange rates for calculations appearing in "Use of Proceeds" and "Dilution".

SUMMARY

        You should read the following summary and the more detailed information about us and the common shares provided elsewhere in this prospectus supplement and in documents incorporated by reference, including the "Risk Factors" sections and our consolidated financial statements and notes. References to "we," "our" and "us" mean Golden Star Resources Ltd., its predecessors and consolidated subsidiaries, or any one or more of them, as the context requires.

Our Business

        We are an international gold mining and exploration company, focused primarily on mining, mine development and exploration in Ghana, West Africa. We expect to produce approximately 140,000 ounces of gold in 2003 at an average cash operating cost of approximately $185 per ounce. We own 90% interests in two properties in Ghana, the Bogoso/Prestea open pit mine and related properties and the Wassa project. We operate the Bogoso/Prestea mine, with ore mined at the Prestea property being processed at the Bogoso processing plant. We also own an approximately 60% managing interest in the currently inactive Prestea underground mine. We have commenced development of the Wassa mine and expect to begin reprocessing material from the existing heap leach pads in early 2004 and production from the open pit mine in early 2005.

        We are actively engaged in acquiring and exploring prospective properties in Ghana. In addition, through our 73% owned subsidiary, Guyanor Ressources S.A., we have interests in several gold exploration properties in French Guiana.

        Please see "The Company" in this prospectus supplement for further information about our operations and "Recent Developments" in this prospectus supplement for further information on Wassa mine development, the buyback of Wassa debt and royalties, and property acquisitions.

        Our principal executive offices are located at 10579 Bradford Road, Suite 103, Littleton, Colorado 80127-4247, and our telephone number is (303) 830-9000. Our registered and records office is located at c/o Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H4.

Growth Strategy

        Since 1999, we have focused primarily on the acquisition of producing and development stage gold properties in Ghana and on the exploration, development and operation of these properties. As a result, we have established reserves at Bogoso/Prestea from which we expect to produce an average of approximately 135,000 ounces per annum for an estimated mine life of approximately 10 years, assuming sulfide ores are produced as contemplated in the feasibility study. Based on the favorable feasibility study at our Wassa property, we have commenced development of Wassa in the third quarter of 2003. If we are able to fast-track development and start-up, we expect to commence reprocessing material from the existing heap leach pads at Wassa in early 2004 and production from the open pit mine in early 2005. However, there can be no assurance that development and start-up can be completed as anticipated, or that our production goals will be achieved.

        Our objective is to grow our business to become a mid-tier gold producer (which we understand to be a producer with annual production of approximately 500,000 ounces) over the next few years. Due to higher gold prices and our improved financial condition, we believe we are well placed to pursue the acquisition of producing, development and advanced stage exploration gold properties and companies, primarily in Ghana and elsewhere in Africa. We are actively investigating potential acquisition and merger candidates, some of which have indicated to potential acquirors or their advisors that they or certain of their properties are available for acquisition. However, we presently have no agreement or understanding with respect to any potential transaction. We have increased exploration activities and expenditures on our current exploration properties, primarily in Ghana.

The Offering

Securities offered	8,200,000 common shares.
Issue price	Cdn$3.90 per share.
Common shares outstanding after this offering	116,614,744 common shares. If the over-allotment option were exercised in full, 117,844,744 common shares would be outstanding after the offering.
Risk factors
An investment in the common shares involves a high degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. Please refer to "Risk Factors" beginning on page S-5 of this prospectus supplement for factors you should consider.
Use of proceeds
The proceeds of this offering, net of the underwriters' fee and before expenses, are estimated to be approximately Cdn$30,221,100 based on an offering price of Cdn$3.90 per share, or $21,880,076, assuming no exercise of the over-allotment option, and will be used to buy back debt and royalty obligations associated with our Wassa property and for exploration, acquisitions, development activities and general corporate purposes.
Trading symbols and listing
Our common shares are traded on the American Stock Exchange under the symbol "GSS" and on the Toronto Stock Exchange under the symbol "GSC." Our common shares also trade on the Berlin Stock Exchange under the symbol "GS5". Application has been made to the Toronto Stock Exchange to approve listing of the common shares. The listing of the common shares on the Toronto Stock Exchange is subject to fulfillment of all of the listing requirements of the Toronto Stock Exchange.

        The number of shares outstanding after this offering is based on 108,414,744 common shares outstanding as of July 25, 2003 and assumes no other changes. The number of shares outstanding excludes (i) common shares issuable upon exercise of outstanding warrants to purchase up to 22,162,834 common shares at a weighted average purchase price of $1.99 per share; (ii) common shares issuable upon exercise of outstanding options to purchase up to 5,253,735 common shares at prices from Cdn$1.02 to Cdn$3.14 per share under our stock option plans and (iii) an additional approximately 2.4 million common shares available for issuance under our stock option plans.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This prospectus supplement and the related prospectus and other documents incorporated by reference in this prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, with respect to our financial condition, results of operations, business, prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus supplement.

        The following, in addition to the factors described in "Risk Factors" in this prospectus supplement, are among the factors that could cause actual results to differ materially from the forward-looking statements:

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  unexpected changes in business and economic conditions;

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  significant increases or decreases in gold prices;

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  interest and currency exchange rates;

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  timing and amount of production;

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  unanticipated grade changes;

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  unanticipated recovery or production problems;

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  mining and milling costs;

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  metallurgy, processing, access, availability of materials and equipment, transportation of supplies and water availability;

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  determination of reserves;

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  changes in project parameters;

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  costs and timing of development of new reserves;

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  results of current and future exploration activities;

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  results of pending and future feasibility studies;

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  joint venture relationships;

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  political or economic instability, either globally or in the countries in which we operate;

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  local and community impacts and issues;

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  timing of receipt of government approvals;

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  accidents and labor disputes;

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  environmental costs and risks;

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  competitive factors, including competition for property acquisitions; and

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  availability of capital at reasonable rates or at all.

        These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus supplement, the related prospectus and in any documents incorporated by reference into this prospectus supplement and the related prospectus. We undertake no obligation to update forward-looking statements.

RISK FACTORS

        An investment in the common shares involves a high degree of risk. You should consider carefully the following discussion of risks, in addition to the other information in this prospectus supplement, before purchasing any of the common shares. In addition to historical information, the information in this prospectus supplement and the related prospectus contains "forward-looking" statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus supplement.

FINANCIAL RISKS

Our Business Is Substantially Dependent On Gold Prices.

        The price of our common shares, our financial results and our exploration, development and mining activities have previously been, and may in the future be, significantly adversely affected by declines in the price of gold. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world. If gold prices were to decline significantly or for an extended period of time, we might be unable to continue our operations, develop our properties or fulfill our obligations under our agreements with our partners or under our permits and licenses. As a result, we could lose our interest in, or be forced to sell, some of our properties.

        Furthermore, reserve calculations and life-of-mine plans using significantly lower gold prices could result in material write-downs of our investment in mining properties and increased amortization, reclamation and closure charges.

We Have Recorded Substantial Losses In Recent Years.

        While we were profitable in 2002 and had earnings of $4.3 million for the first three months of 2003, we reported net losses of $20.6 million in 2001, $14.9 million in 2000, $24.4 million in 1999 and $24.4 million in 1998. Numerous factors, including declining gold prices, lower than expected ore grades or higher than expected operating costs, and impairment write-offs of mine property and/or exploration property costs could cause us to become unprofitable in the future. Any future operating losses may make financing our operations and our business strategy, or raising additional capital, difficult or impossible and may materially and adversely affect our operating results and financial condition.

Our Obligations May Strain Our Financial Position And Impede Our Business Strategy.

        We have total debts and liabilities as of March 31, 2003 of $16.2 million, including $2.6 million payable to financial institutions, $6.4 million of current trade payables and accrued current liabilities and $7.2 million in environmental rehabilitation liabilities. We expect that our liabilities will increase as a result of our corporate development activities. This indebtedness may have important consequences, including the following:

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  increasing our vulnerability to general adverse economic and industry conditions;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

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  requiring us to dedicate a significant portion of our cash flow from operations to make debt service payments, which would reduce our ability to fund working capital, capital expenditures, operating and exploration costs and other general corporate requirements;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

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  placing us at a disadvantage when compared to our competitors that have less debt relative to their market capitalization.

Our Estimates Of Reserves And Resources May Be Inaccurate.

        There are numerous uncertainties inherent in estimating proven and probable reserves and measured, indicated and inferred mineral resources, including many factors beyond our control. The estimation of reserves and resources is a subjective process, and the accuracy of any such estimates are a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate, that reserves and resources figures will be accurate, or that reserves or resources could be mined or processed profitably. In 1998, we had to revise estimates of mineralized material disclosed with respect to two of our projects.

        Fluctuation in gold prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of the estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Any material reductions in estimates of our reserves and resources, or of our ability to extract these reserves and resources, could have a material adverse effect on our results of operations and financial condition.

We Currently Have Only One Source Of Operational Cash Flows.

        While we have recently received significant infusions of cash from sales of equity, our only internal source of funds is operational cash flows from Bogoso/Prestea. The anticipated continuing exploration and development of our properties will require significant expenditures over the next several years. We expect that these expenditures will exceed free cash flows generated by Bogoso/Prestea during that period, and therefore we expect to use our excess cash and in the future to require additional outside capital. Lower gold prices during the five years prior to 2002 adversely affected our ability to obtain financing, and recurring lower gold prices could have similar effects in the future. We cannot assure you that in the future we will be able to obtain adequate financing on acceptable terms. If we are unable to obtain additional financing, we may need to delay or indefinitely postpone further exploration and development of our properties, and as a result, we could lose our interest in, or may be forced to sell, some of our properties.

Implementation Of A Hedging Program Might Be Unsuccessful And Incur Losses.

        We continue to review whether or not, in light of the potential for gold prices to fall, it would be appropriate to establish a hedging program. To date, we have not decided to implement a hedging program, although we have purchased and expect to continue to purchase puts from time to time, which give us the right to sell gold in the future at a fixed price. The implementation of a hedging program may not, however, protect adequately against declines in the price of gold.

        In addition, although a hedging program may protect us from a decline in the price of gold, it might also prevent us from benefiting fully from price increases. For example, as part of a hedging program, we could be obligated to sell gold at a price lower than the then-current market price. Finally, if unsuccessful, the costs of any hedging program may further deplete our financial resources.

We Are Subject To Fluctuations In Currency Exchange Rates, Which Could Materially Adversely Affect Our Financial Position.

        Our revenues are in United States dollars, and we maintain most of our working capital in United States dollars or United States dollar-denominated securities. We convert funds to foreign currencies as payment obligations become due. A significant portion of the operating costs at Bogoso/Prestea is based on the Ghanaian currency, the Cedi. We are required to convert only 20% of the foreign exchange proceeds that we receive from selling gold into Cedis, but the Government of Ghana could require us to convert a higher percentage of such sales proceeds into Cedis in the future. In addition, we currently have future obligations that are payable in Euros, and receivables collectible in Euros. We obtain construction and other services and materials and supplies from providers in South Africa and other countries, and the costs of those services may be increased due to changes in the value of the rand or other currencies. Accordingly, we are subject to fluctuations in the rates of currency exchange between the United States dollar and these currencies, and such fluctuations may materially affect our financial position and results of operations. Consequently, construction, development and other costs may be higher than we anticipate. We currently do not hedge against currency exchange risks.

There May Be No Opportunity To Evaluate The Merits Or Risks Of Any Future Acquisition Undertaken By Us.

        As a key element of our growth strategy, we have stepped up the active pursuit of acquisitions of producing, development and advanced stage exploration properties and companies. We are actively investigating potential acquisition and merger candidates. Acquisition and merger transactions in our business are often initiated and completed over a particularly short period of time. Risks related to acquiring and operating acquired properties and companies could have a material adverse effect on our results of operations and financial condition. In addition, to acquire properties and companies, we would use available cash, incur debt, issue our common shares or other securities, or a combination of any one or more of these. This could limit our flexibility to raise capital, to operate, explore and develop our properties and to make additional acquisitions, and could further dilute and decrease the trading price of our common shares. There may be no opportunity for our shareholders to evaluate the merits or risks of any future acquisition undertaken by us except as required by applicable laws and regulations.

Risks Inherent In Acquisitions That We May Undertake Could Adversely Affect Our Growth And Financial Condition.

        We are actively pursuing the acquisition of producing, development and advanced stage exploration properties and companies, and have recently completed the acquisition of exploration and development properties in Ghana. Acquisition transactions involve inherent risks, including:

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  accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

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  ability to achieve identified and anticipated operating and financial synergies;

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  unanticipated costs;

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  diversion of management attention from existing business;

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  potential loss of our key employees or the key employees of any business we acquire; and

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  unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition.

        Any one or more of these factors or other risks could cause us not to realize the benefits anticipated to result from the acquisition of properties or companies, and could have a material adverse effect on our ability to grow and on our financial condition.

We Are Subject To Litigation Risks.

        All industries, including the mining industry, are subject to legal claims, with and without merit. We are involved in various routine legal proceedings incidental to our business. We believe it is unlikely that the final outcome of these legal proceedings will have a material adverse effect on our financial position or results of operation. However, defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of any particular legal proceeding will not have a material effect on our financial position or results of operations.

OPERATIONAL RISKS

The Technology, Capital Costs and Cost of Production of Sulfide Reserves and Resources at Bogoso/Prestea are Still Subject to a Number of Uncertainties, Including Funding Uncertainties.

        Based upon the completion of our Bogoso sulfide mining feasibility study in 2001 and its subsequent review by a qualified, independent mineral reserves consultant, the sulfide material on Bogoso and on various portions of Prestea has been included in our proven and probable reserves. While the sulfide feasibility study indicates that sulfide reserves can be profitably mined and processed at gold prices at or above $275 per ounce, the cost to retrofit the Bogoso mill to process sulfide ore would alone be a minimum of $20 million. We cannot assure you that we will have access to capital, whether from internal or external sources, in the required amounts or on acceptable terms. While the processing technology envisioned in the feasibility study has been successfully utilized at other mines, we cannot assure you, in spite of our testing, engineering and analysis, that the technology will perform successfully at commercial production levels on the Bogoso/Prestea ores.

Development Of Wassa In Ghana Is Subject To A Number Of Uncertainties.

        We have completed a feasibility study regarding the development of and commencement of production at Wassa in Ghana using conventional carbon-in-leach processing techniques. We cannot assure you that production will commence when we currently anticipate. We cannot assure you that development will be completed at the cost and on the schedule predicted in the feasibility study, or that production rates or costs anticipated in the feasibility study will be achieved. Any development of Wassa is subject to all of the risks described in this prospectus supplement, including "Risk Factors—Operational Risks—The development and operation of our mining projects involve numerous uncertainties".

Declining Gold Prices Could Reduce Our Estimates Of Reserves And Mineral Resources And Could Result In Delays In Development Until We Can Make New Estimates And Determine New Potential Economic Development Options Under The Lower Gold Price Assumptions.

        In addition to adversely affecting our reserve estimates and our financial condition, declining gold prices can impact operations by requiring a reassessment of the feasibility of all or a portion of a particular project. A reassessment may be the result of a management decision or may be required under financing arrangements related to the project. Even if the project is ultimately determined to be economically viable, the need to conduct a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

We Are Subject To A Number Of Operational Hazards That Can Delay Production Or Result In Liability To Us.

        Our activities are subject to a number of risks and hazards including:

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  environmental hazards;
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  discharge of pollutants or hazardous chemicals;
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  industrial accidents;
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  labor disputes;
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  supply problems and delays;
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  unusual or unexpected geological or operating conditions;
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  slope failures;
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  cave-ins of underground workings;
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  failure of pit walls or dams;
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  fire;
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  changes in the regulatory environment; and
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  natural phenomena such as inclement weather conditions, floods and earthquakes.

        These or other occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, delayed production, monetary losses and possible legal liability. We may incur liability as a result of pollution and other casualties. Satisfying such liabilities may be very costly and could have a material adverse effect on our financial position and results of operations.

Our Mining Operations Are Subject To Numerous Environmental Laws, Regulations And Permitting Requirements That Can Delay Production And Adversely Affect Operating And Development Costs.

        We cannot assure you that compliance with existing regulations governing the discharge of materials into the environment, or otherwise relating to environmental protection, in the jurisdictions where we have projects will not have a material adverse effect on our exploration activities, results of operations or competitive position. New or expanded regulations, if adopted, could affect the exploration or development of our projects or otherwise have a material adverse effect on our operations.

        A significant portion of our recently acquired Mampon development property and portions of our Wassa development property are located within a Forest Reserve area. Although Mampon and Wassa have been identified by the Government of Ghana as eligible for mining permits subject to normal procedures and a site inspection, there can be no assurance that permits for Forest Reserve area projects will be issued in a timely fashion, or at all, or that such permits will not contain special requirements with which it is burdensome or expensive to comply.

        Our planned development of Wassa, relocation and re-erection of the Obotan processing plant, expansion of Bogoso/Prestea and other activities will require mining and other permits from the Government of Ghana. There can be no assurance that these permits will be issued on a timely basis or at all, or that permits issued will not be subject to requirements or conditions with which it is burdensome or expensive to comply. This could adversely affect our projected production commencement dates, production amounts and costs.

        As a result of the foregoing risks, project expenditures, production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs. In addition, estimated production dates may be delayed materially. Any such events could materially and adversely affect our business, financial condition, results of operations and cash flows.

The Development And Operation Of Our Mining Projects Involve Numerous Uncertainties.

        Mine development projects, including our planned projects, typically require a number of years and significant expenditures during the development phase before production is possible.

        Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

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  estimation of reserves;
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  anticipated metallurgical recoveries;
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  future gold prices; and
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  anticipated capital and operating costs of such projects.

        Our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

        Any of the following events, among others, could affect the profitability or economic feasibility of a project:

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  unanticipated changes in grade and tonnage of ore to be mined and processed;
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  unanticipated adverse geotechnical conditions;
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  incorrect data on which engineering assumptions are made;
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  costs of constructing and operating a mine in a specific environment;
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  availability and cost of processing and refining facilities;
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  availability of economic sources of power;
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  adequacy of water supply;
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  adequate access to the site;
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  unanticipated transportation costs;
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  government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);
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  fluctuations in gold prices; and
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  accidents, labor actions and force majeure events.

        Adverse effects on the operations or further development of a project may also adversely affect our business, financial condition, results of operations and cash flow.

We Need To Continually Obtain Additional Reserves For Gold Production.

        Because mines have limited lives based on proven and probable reserves, we must continually replace and expand our reserves as our mines produce gold. We currently estimate that Bogoso/Prestea has over 10 years of mine life remaining without the development of additional reserves, but our estimates may not be correct. Our ability to maintain or increase our annual production of gold will be dependent in significant part on our ability to bring new mines into production and to expand existing mines.

Gold Exploration Is Highly Speculative, Involves Substantial Expenditures, And Is Frequently Non-Productive.

        Gold exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The risks associated with gold exploration include:

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  the identification of potential gold mineralization based on superficial analysis;

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  the quality of our management and our geological and technical expertise; and

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  the capital available for exploration and development.

        Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. As a result of these uncertainties, we cannot assure you that current and future exploration programs will result in the discovery of reserves, the expansion of our existing reserves and the development of mines.

We Face Competition From Other Mining Companies In Connection With The Acquisition Of Properties.

        We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious metals. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable or at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Title To Our Mineral Properties May Be Challenged.

        Our policy is to seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. We may not have conducted surveys of all of the properties in which we hold direct or indirect interests and, therefore, the precise area and location of these claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We Depend On The Services Of Key Executives.

        We are dependent on the services of key executives including our President and Chief Executive Officer and a small number of highly skilled and experienced executives and personnel. Due to the relatively small size of our company, the loss of these persons or our inability to attract and retain additional highly skilled employees may adversely affect the exploration and development of our properties, which could have a material adverse effect on our business and future operations.

Our Insurance Coverage May Be Insufficient.

        Our business is subject to a number of risks and hazards generally, including:

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  adverse environmental conditions;
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  industrial accidents;
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  labor disputes;
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  unusual or unexpected geological conditions;
  •
  ground or slope failures;
  •
  cave-ins;

  •
  changes in the regulatory environment; and
  •
  natural phenomena such as inclement weather conditions, floods and earthquakes.

        Such occurrences could result in:

  •
  damage to mineral properties or production facilities;
  •
  personal injury or death;
  •
  environmental damage to our properties or the properties of others;
  •
  delays in mining;
  •
  monetary losses; and
  •
  possible legal liability.

        Although we maintain insurance in amounts that we believe to be reasonable, our insurance will not cover all the potential risks associated with our business. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we cannot insure against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

GOVERNMENTAL AND REGULATORY RISKS

As A Holding Company, Limitations On The Ability Of Our Operating Subsidiaries To Make Distributions To Us Could Adversely Affect The Funding Of Our Operations.

        We are a holding company that conducts operations through foreign (principally African) subsidiaries and joint ventures, and substantially all of our assets consist of equity in these entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict our ability to fund our operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on our valuation and stock price.

We Are Subject To Changes In The Regulatory Environment In Ghana.

        Our mining operations and exploration activities in Ghana are subject to extensive regulation governing various matters, including:

  •
  licensing
  •
  production
  •
  taxes
  •
  water disposal
  •
  toxic substances
  •
  mine safety
  •
  development
  •
  exports
  •
  imports
  •
  labor standards
  •
  occupational health and safety
  •
  environmental protections

        Compliance with these regulations increases the costs of the following:

  •
  planning
  •
  designing
  •
  drilling
  •
  operating
  •
  developing
  •
  constructing
  •
  mine and other facilities closure

        We believe that we are in substantial compliance with current laws and regulations in Ghana. However, these laws and regulations are subject to frequent change. For example, the Ghanaian government has adopted new, more stringent environmental regulations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation or interpretation of these laws and regulations could have a material adverse impact on us, cause a reduction in levels of production and delay or prevent the development or expansion of our properties in Ghana.

        Government regulations limit the proceeds from gold sales that may be withdrawn from Ghana. Changes in regulations that increase these restrictions could have a material adverse impact on us, as Bogoso/Prestea is our principal source of internally generated cash.

The Government Of Ghana Has The Right To Participate In The Ownership And Control Of Our Subsidiaries.

        The Ghanaian government currently has a 10% carried interest in our subsidiaries that own our Bogoso/Prestea mine, Wassa development property and Prestea Underground property. The Ghanaian government also has or will have the right to acquire up to an additional 20% equity interest in each of these subsidiaries for a price to be determined by agreement or arbitration. We cannot assure you that the government will not seek to acquire additional equity interests in our Ghanaian operations, or as to the purchase price that the Government of Ghana would pay for any additional equity interest. A reduction in our equity interest could reduce our income or cash flows from Bogoso/Prestea, our anticipated income or cash flows from Wassa and amounts available to us for reinvestment.

We Are Subject To Risks Relating To Exploration, Development And Operations In Foreign Countries.

        Certain laws, regulations and statutory provisions in certain countries in which we have mineral rights could, as they are currently written, have a material negative impact on our ability to develop or operate a commercial mine. For countries where we have exploration or development stage projects, we intend to negotiate mineral agreements with the governments of these countries and seek variances or otherwise be exempted from the provisions of these laws, regulations and/or statutory provisions. We cannot assure you, however, that we will be successful in obtaining mineral agreements or variances or exemptions on commercially acceptable terms.

        Our assets and operations are affected by various political and economic uncertainties, including:

  •
  the risks of war or civil unrest;
  •
  expropriation and nationalization;
  •
  renegotiation or nullification of existing concessions, licenses, permits, and contracts;
  •
  illegal mining;
  •
  changes in taxation policies;
  •
  restrictions on foreign exchange and repatriation; and

  •
  changing political conditions, currency controls and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

Illegal Mining Occurs On Our Properties, Is Difficult To Control, Can Disrupt Our Business And Can Expose Us To Liability.

        In Ghana and French Guiana, artisanal miners illegally work on our properties from time to time, despite the fact that we have hired security personnel to protect our properties. The presence of illegal miners could lead to project delays and disputes regarding the development or operation of commercial gold deposits. The work performed by the illegal miners could cause environmental damage or other damage to our properties, or personal injury or death for which we could potentially be held responsible.

Our Activities Are Subject To Complex Laws, Regulations And Accounting Standards That Can Adversely Affect Operating And Development Costs, The Timing Of Operations, The Ability To Operate And Financial Results.

        Our business, mining operations and exploration and development activities are subject to extensive Canadian, U.S., Ghanaian and other foreign, federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resources preservation, mine safety and occupational health, toxic substances, reporting and other matters, as well as accounting standards. Compliance with these laws, regulations and standards or the imposition of new such requirements could adversely affect operating and development costs, the timing of operations, the ability to operate and financial results.

MARKET RISKS

The Market Price Of Our Common Shares May Experience Volatility And Could Decline Significantly.

        Our common shares are listed on the American Stock Exchange, the Toronto Stock Exchange and the Berlin Stock Exchange. Securities of micro-cap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that may have an effect on the price of our common shares include the following:

  •
  the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not continue to follow our securities;

  •
  the limited trading volume and general market interest in our securities may affect an investor's ability to trade significant numbers of common shares;

  •
  the relatively small size of the public float will limit the ability of some institutions to invest in our securities;

  •
  under certain circumstances, our common shares could be classified as "penny stock" under applicable SEC rules; in that event, broker-dealers in the United States executing trades in our common shares would be subject to substantial administrative and procedural restrictions which could limit broker interest in involvement in our common shares; and

  •
  a substantial decline in our stock price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange, the Toronto Stock Exchange and the Berlin Stock Exchange, further reducing market liquidity.

        As a result of any of these factors, the market price of our common shares at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

You May Have Difficulty Or Be Unable To Enforce Certain Civil Liabilities On Us, Certain Of Our Directors And Our Experts.

        We are a Canadian corporation. Substantially all of our assets are located outside of Canada and the United States, and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Koffman Kalef, Suite 1900, 885 West Georgia Street, Vancouver, British Columbia and Field LLP, 1900, 350 - 7th Avenue S.W., Calgary, Alberta as our agents for service of process in the Provinces of British Columbia and Alberta respectively, it may not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It may also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, any of the directors, executive officers or experts named in this prospectus in United States courts would be limited to the assets of Golden Star Resources Ltd. or the assets of such persons or corporations, as the case may be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

We Do Not Anticipate Paying Dividends In The Foreseeable Future.

        We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, and current and anticipated cash needs.

Future Sales Of Our Common Shares By Our Existing Shareholders Could Decrease The Trading Price Of The Common Shares.

        Sales of a large number of our common shares in the public markets, or the potential for such sales, could decrease the trading price of our common shares and could impair our ability to raise capital through future sales of our common shares. We completed sales of units, comprised of common shares and warrants, in January, July and December 2002 and February 2003 at prices significantly less than the current market price of our common shares. Accordingly, a significant number of our shareholders have an investment profit in our securities that they may seek to liquidate. Substantially all of our common shares not held by affiliates can be resold without material restriction in the United States, and Canada.

The Existence Of Outstanding Rights To Purchase Common Shares May Impair Our Ability To Raise Capital.

        As of July 25, 2003, approximately 27.4 million common shares are issuable on exercise of warrants, option or other rights to purchase common shares at prices ranging from Cdn$0.97 to $4.60.

During the life of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

RISKS RELATED TO THIS OFFERING

You Will Suffer Immediate Dilution Of Your Investment, And Are Subject To Future Dilution By The Exercise Of Currently Outstanding Options And Warrants.

        We anticipate that the offering price of the common shares will be substantially higher than the net tangible book value per share of our common shares after this offering. As a result, based on a public offering price of Cdn$3.90 or $2.82, you would incur immediate dilution of approximately $1.87 in net tangible book value calculated in accordance with Canadian GAAP and $1.97 calculated in accordance with U.S. GAAP for each common share you purchase.

        As of July 25, there were options outstanding to purchase up to 5,253,735 common shares at prices from Cdn$1.02 to Cdn$3.14 per share under our stock option plans and warrants outstanding to purchase up to 22,162,834 common shares at a weighted average exercise price of $1.99 per share. If currently outstanding options or warrants to purchase our common shares are exercised, your investment will be further diluted.

THE COMPANY

        We are an international gold mining and exploration company, focused primarily on mining, mine development and exploration in Ghana.

Bogoso/Prestea

        We own 90% of and operate the Bogoso/Prestea gold mining and milling operation located along the Ashanti Trend in southwestern Ghana. The property consists of several open pit mines and a nominal 6,000 tonne per day carbon-in-leach mill and processing plant. We hold the property under mining leases granted by the Government of Ghana, terminating from 2017 to 2031. We expect to produce approximately 140,000 ounces from Bogoso/Prestea in 2003 at an average cash operating cost (excluding royalties and production taxes) of $185 per ounce. With current reserves and production rates, assuming production from sulfide ores, we expect the mine to continue production for more than 10 years.

        The Government of Ghana owns the remaining 10% of Bogoso/Prestea. As required by the law of Ghana for all mining operations, the Government has a carried interest under which it receives 10% of the future dividends from the subsidiaries owning the Bogoso/Prestea mine, following repayment of all external and shareholder financing, and has no obligation to contribute development or operating expenses. The Government of Ghana also receives a royalty based on total revenues earned from the lease area. For the last three years, we have paid a royalty equal to 3% of our revenues from Bogoso/Prestea. In addition, we are required to pay royalties to a former owner on the first one million ounces of production, calculated according to a gold price formula under which rates vary from a minimum $6.00 per ounce at gold prices below $260 per ounce to a maximum of $16.80 per ounce at prices above $340 per ounce. To date, we have paid royalties on approximately 230,000 ounces.

        We expect to complete in 2003 a feasibility study on the expansion of our mining and processing facilities at Bogoso/Prestea to increase capacity and to add a bio-oxidation or BIOX circuit to permit the processing of refractory sulfide ore. We expect the expansion, including the acquisition, relocation and upgrade of a conventional milling and carbon-in-leach processing plant at Prestea, the BIOX upgrade to the existing Bogoso processing plant and the expansion of our mining fleet, to total about $60 million. We plan to fund the expansion from debt financing and cash from operations.

Wassa

        Our 90% owned Wassa gold mine development property is also located in southwestern Ghana, approximately 35 kilometers from Bogoso/Prestea. Wassa had operated as a conventional open pit, heap leach gold operation and was shut down by its former owners in 2001. We acquired the Wassa property in 2002 and completed a feasibility study for its redevelopment as an open pit, carbon-in-leach operation in July 2003. We plan to produce approximately 75,000 ounces in 2004 by reprocessing material from the existing heap leach pads at an estimated cash operating cost of about $211 per ounce. We expect to commence mining at Wassa in 2005 and to produce approximately 140,000 ounces per year at an average cash operating cost of less than $200 per ounce for an initial mine life of four years, based on current reserves.

        Construction and development costs at Wassa are projected to be $25.5 million, are expected to be funded from our cash resources, and are expected to be completed by year-end 2004. We expect to incur approximately $14.2 million of additional capital cost in 2004 and 2005 to acquire a mining fleet, for which we plan to use vendor or other third party financing.

        We hold the Wassa property under a mining lease expiring in 2022. The Government of Ghana has a 10% carried interest in Wassa. We are in the process of reacquiring debt incurred and royalties granted to the syndicate of banks from which we acquired Wassa. See "Recent Developments—Buyback of Wassa Debt and Royalties" in this prospectus supplement.

Prestea Underground

        Our 90% owned subsidiary has an approximate 60% joint venture interest in the Prestea Underground property, a large underground mine which has produced gold for over 100 years and was shut down in early 2002. We are the managing partner in a joint venture with Prestea Gold Resources Limited, the former majority mine owner, and the Government of Ghana, which has a 10% carried interest. We have the sole right to finance exploration and development of the property in return for increases in our joint venture interest and to operate any resulting operations. By contributing approximately $2.2 million in exploration and development costs, our subsidiary has increased its interest from 45% to approximately 60% since March 2002. We expect to continue to increase our interest.

        We hold the Prestea Underground property under a mining lease expiring in 2031. We are engaged in care and maintenance of the underground mine and are conducting geologic and engineering studies as part of our evaluation of the potential to resume operations.

Mampon

        We acquired in June 2003 the Mampon gold development property, with approximately 234,000 ounces of probable reserves. Mampon is located on the Ashanti Trend and contiguous to the northern boundary of our Bogoso/Prestea property.

Reserves

        The following table summarizes as of the dates indicated our estimated proven and probable mineral reserves, which have been prepared by qualified members of our staff. Proven and probable reserves were estimated based on a $300 per ounce gold price.

PROVEN AND PROBABLE MINERAL RESERVES
at December 31, 2002 (except as noted)

	Tonnes	Gold Grade g/t	Contained Ounces	Our 90% share of Contained Ounces
Bogoso/Prestea(1)	24,527,281	3.10	2,445,216	2,200,693
Wassa(2)	14,700,000	1.27	598,000	538,200

Total	39,227,281		3,043,216	2,738,893

(1)
Includes 1.26 million tonnes at an average grade of 1.47 g/t in stockpiles at Bogoso. A portion of the reserves attributable to our newly acquired Mampon property was estimated at March 30, 2003.

(2)
Estimated at June 30, 2003.

Non-Reserves

        Both the measured and indicated mineral resources, except those for Yaou and Dorlin, and the inferred mineral resources have been estimated based on a $325 per ounce gold price. At Yaou and Dorlin, a gold price of $300 per ounce was used. Estimates of mineral resources have been prepared by qualified members of our staff.

  CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED MINERAL RESOURCES

          This section uses the terms "measured mineral resources" and "indicated mineral resources". We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves.

MEASURED AND INDICATED MINERAL RESOURCES
at December 31, 2002 (except as noted)

Project	Tonnes (100%)	Our Ownership	Tonnes (Our Share)	Gold Grade g/t
Bogoso/Prestea(1)	20,955,000	90%	18,859,500	3.00
Wassa(2)	6,500,000	90%	5,850,000	1.28
Yaou and Dorlin	13,800,000	87%	11,900,000	2.10
Paul Isnard	6,178,000	73%	4,485,000	2.80

(1)
A portion of the resources attributable to our newly acquired Mampon property was estimated at March 30, 2003.

(2)
Estimated at June 30, 2003.

  CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED MINERAL RESOURCES

          This section uses the term "inferred mineral resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the inferred mineral resources will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT PART OR ALL OF THE INFERRED MINERAL RESOURCE EXISTS, OR IS ECONOMICALLY OR LEGALLY MINEABLE.

INFERRED MINERAL RESOURCES
at December 31, 2002 (except as noted)

Project	Tonnes (100%)	Our Ownership	Tonnes (Our Share)	Gold Grade g/t
Bogoso/Prestea(1)	27,969,000	90%	25,172,100	2.89
Wassa(2)	25,400,000	90%	22,860,000	1.14

(1)
A portion of the resources attributable to our newly acquired Mampon property was estimated at March 30, 2003.

(2)
Estimated at June 30, 2003.

Exploration

        Our primary focus currently is on the acquisition and exploration of properties along the Ashanti and Akropong Trends in southwestern Ghana. These trends are large geologic structures from which gold has been and continues to be produced. Assuming completion of the acquisition of two licenses, which we agreed to acquire in the second quarter 2003, we will own leases and prospecting licenses covering approximately 80 kilometers along the strike of the Ashanti Trend. See "Recent Developments—Ashanti Trend Acquisitions" in this prospectus supplement. We also own prospecting licenses and options covering approximately 514 square kilometers along the Akropong Trend. The Ashanti and Akropong Trend properties are near our Bogoso/Prestea mining operations.

        In addition to the acquisitions referenced above, we anticipate exploration expenditures of approximately $7 million in 2003, focused primarily on our producing and development properties in Ghana. We spent approximately $2.6 million in the first quarter.

        Our 73% owned subsidiary, Guyanor Ressources S.A., holds several exploration properties in French Guiana and Suriname. We expect to continue to hold these properties and to look for complementary properties in South America, but we do not anticipate significant exploration activities or expenditures on such properties in 2003.

RECENT DEVELOPMENTS

Wassa Mine Development

        On July 10, 2003, we announced the development of the Wassa gold mine, which is expected to commence reprocessing material from existing heap leach pads in early 2004 and production from the open pit mine in early 2005. See "The Company—Wassa" in this prospectus supplement.

Buyback of Wassa Debt and Royalties

        On July 24, 2003, we announced an agreement to buy back the remaining debt and two royalties related to our 2002 acquisition of Wassa from a syndicate of banks led by Standard Bank London Limited. Under the buyback agreement, we will pay the bank syndicate $11.5 million in exchange for the following: (i) satisfaction and termination of a loan facility with a current balance of $1.9 million, to be repaid over five years and bearing interest rate at LIBOR plus 2.5%, (ii) release of security interests in the Wassa assets securing the loan facility, (iii) cancellation of a royalty on all future production from Wassa, ranging from $7 to $15 per ounce at gold prices of $280 to $350 per ounce, and (iv) cancellation of a royalty of $8 per ounce produced from Wassa, with total payments not to exceed $5.5 million.

        Completion of the buyback is subject to customary approvals and conditions, including the negotiation of definitive documentation.

Ashanti Trend Acquisitions

        In June 2003, we acquired for $9.5 million the Mampon gold development property. Mampon is located on a portion of the Asikuma prospecting license contiguous to our Bogoso/Prestea property.

        In a second transaction, which we expect to close in August 2003, we have agreed to acquire for $3.4 million and a net smelter return royalty the remaining portion of the Asikuma prospecting license and the adjoining Mansiso prospecting license. In addition, a royalty burdening the Mampon property was cancelled. The net smelter return royalty is payable on all gold production from the two prospecting licenses, except the first 200,000 ounces mined from the Mampon deposit, at a rate ranging from 2% per ounce at gold prices up to $300 per ounce to 3.5% per ounce at gold prices of $400 and above. Completion of this transaction is subject to customary approvals by the Government of Ghana.

        The Asikuma and Mansiso licenses provide access to the northern boundary of the Bogoso mining lease and additional exploration potential near the Bogoso/Prestea mines.

Obotan Processing Plant Acquisition

        We acquired in July 2003 a nominal 4,500 tonne per day conventional milling and carbon-in-leach processing plant, together with a 6 megawatt powerhouse, for $4.3 million. Subject to final technical studies and permitting approvals, we plan to move and re-erect the plant at our Bogoso/Prestea operation to expand our processing capacity and to permit the commencement of the conversion of the existing Bogoso/Prestea plant for the processing of refractory sulfide ore.

USE OF PROCEEDS

        We estimate that the proceeds that we will receive from the sale of the 8,200,000 common shares offered by this prospectus supplement and the related prospectus will be approximately Cdn$30,221,100 or $21,880,076, based on an offering price of Cdn$3.90 per share after deducting the underwriters' fees and before estimated offering expenses of Cdn$    •    . If the over-allotment option is exercised in full, we estimate that we will receive additional net proceeds of approximately Cdn$4,533,165 or $3,282,011 after deducting underwriters' fees and before estimated offering expenses.

        We intend to use the net proceeds for the buyback of debt and royalties related to the 2002 acquisition of Wassa and for exploration, acquisitions, development activities and general corporate purposes. We estimate that approximately $11.5 million will be used to buy back the Wassa debt and royalties, $6 million will be used for exploration and development activities in Ghana, and the balance will be used for general corporate purposes, possibly including acquisitions. The amount and timing of any use of the proceeds will depend on various factors, including gold prices, production costs, the quality of the ores that we produce and business growth including acquisitions and exploration.

        There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary. Pending the use of the proceeds of this offering, we intend to invest the net proceeds of this offering in U.S. treasury bills or short-term, investment grade, interest-bearing securities.

PRICE RANGE OF OUR COMMON SHARES

        Our common shares are listed on the American Stock Exchange under the trading symbol "GSS" and on the Toronto Stock Exchange under the trading symbol "GSC". As of July 25, 2003, 108,414,744 common shares were outstanding, and we had 1,274 shareholders of record. On July 25, 2003, the closing price per share for our common shares as reported by the American Stock Exchange was $2.96 and as reported by the Toronto Stock Exchange was Cdn$4.06.

        The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common shares.

	American Stock Exchange(1)		Toronto Stock Exchange
	High	Low	High	Low
	($)		(Cdn$)
2003:
First Quarter	2.29	1.54	3.33	2.25
Second Quarter	2.80	1.68	3.77	2.25
Third Quarter (through July 25, 2003)	3.00	2.46	4.18	3.42
2002:
First Quarter	1.90	0.54	2.90	0.86
Second Quarter	2.42	1.05	3.58	1.70
Third Quarter	1.80	0.84	2.70	1.34
Fourth Quarter	1.90	1.04	2.90	1.66
2001:
First Quarter	0.50	0.28	0.76	0.43
Second Quarter	0.72	0.29	1.15	0.45
Third Quarter	0.90	0.42	1.45	0.62
Fourth Quarter	0.97	0.55	1.46	0.88

(1)
At the beginning of 2001, our shares were listed on the American Stock Exchange under the trading symbol "GSR". Our shares were de-listed from the American Stock Exchange on January 26, 2001, and immediately began trading on the OTC Bulletin Board under the symbol "GSRSF." Our shares were relisted on the American Stock Exchange effective June 19, 2002 under the trading symbol "GSS." Data for the period from January 26, 2001 to June 18, 2002 reflects trading on the OTC Bulletin Board.

        We have not declared or paid cash dividends on our common shares since our inception. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.

CAPITALIZATION

        The following table sets forth our consolidated capitalization (i) as of the dates indicated, and (ii) as adjusted to give effect to this offering. The following table should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2002 and the unaudited consolidated financial statements and accompanying notes for the three months ended March 31, 2003, incorporated by reference in this prospectus supplement.

		As at March 31, 2003
	As at Dec. 31, 2002(1)	($000's) Actual		($000's) As Adjusted(2)
	($000's)	(unaudited)
Canadian GAAP
Current Debt	$3,563	$1,005		$775
Long Term Debt	1,727	1,632		-0-

Shareholders' Equity
Common Shares	201,039	234,656	(3)	256,536	(3)(4)
Deficit	(151,655)	(146,826)		(146,826)

	49,384	87,830		109,710

Total:	$54,674	$90,467		$110,485

		As at March 31, 2003
	As at Dec. 31 2002(1)	($000's) Actual		($000's) As Adjusted(2)
	($000's)	(unaudited)
U.S. GAAP
Current Debt	$3,563	$1,005		$775
Long Term Debt	1,727	1,632		-0-

Shareholders' Equity
Common Shares	198,070	231,685	(3)	253,265	(3)(4)
Other(3)	1,864	3,375		3,375
Deficit	(158,865)	(158,686)		(158,686)

	41,069	76,374		98,254

Total:	$46,359	$79,011		$99,029

(1)
These numbers are derived from audited financial statements.

(2)
Amounts shown are before estimated expenses of the offering.

(3)
Changes to share capital in the three months ended March 31, 2003 reflect our issuance of an aggregate of (i) 17,000,000 common shares pursuant to a public offering of units that closed in February 2003, (ii) 72,250 common shares issued pursuant to the exercise of incentive stock options, (iii) 57,200 common shares issued for management bonuses, and (iv) 2,792,083 common shares issued pursuant to the exercise of common share purchase warrants.

(4)
Amounts shown do not include (i) 521,759 common shares issued after March 31, 2003 pursuant to the exercise of incentive stock options, (ii) 570,750 common shares issued after March 31, 2003 pursuant to the exercise of common share purchase warrants, (iii) 5,253,735 common shares issuable on the exercise of outstanding stock options, or (iv) 22,162,834 common shares issuable on the exercise of outstanding warrants.

(5)
"Other" includes the cumulative foreign currency translation adjustment and accumulated comprehensive income.

DILUTION

        The difference between the offering price per common share and the pro forma net tangible book value per common share after this offering constitutes the dilution to you. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets minus total liabilities) by the number of common shares outstanding.

        At March 31, 2003, our net tangible book value was $87.8 million, or $0.82 per common share, under Canadian GAAP ($76.4 million, or $0.71 per common share, under U.S. GAAP). After giving effect to the sale of the 8,200,000 common shares and the receipt of the net proceeds at an offering price of Cdn$3.90 or $2.82 per share, our pro forma net tangible book value as of March 31, 2003 would have been $109.7 million or $0.95 per common share under Canadian GAAP ($98.3 million or $0.85 per common share under U.S. GAAP). This represents an immediate increase in the net tangible book value of $0.13 per common share under Canadian GAAP ($0.14 per common share under U.S. GAAP) to existing shareholders and an immediate dilution in net tangible book value of $1.87 per common share under Canadian GAAP ($1.97 per common share under U.S. GAAP) to the purchasers of the common shares in the offering.

        The following table illustrates the per share dilution to you:

Canadian GAAP
Offering price		$2.82
Net tangible book value per share as of March 31, 2003	$0.82
Increase attributable to new investors	0.13

Adjusted net tangible book value after offering		0.95

Dilution per share to new investors		$1.87

Dilution as a percentage of offering price		66%
U.S. GAAP
Offering price		$2.82
Net tangible book value per share as of March 31, 2003	$0.71
Increase attributable to new investors	0.14

Adjusted net tangible book value after offering		0.85

Dilution per share to new investors		$1.97

Dilution as a percentage of offering price		70%

PLAN OF DISTRIBUTION

Underwriting

        We have entered into an agency agreement dated August    •    , 2003 with Orion Securities (USA) Inc., BMO Nesbitt Burns Corp., Canaccord Capital Corporation (USA) Inc., NBC International (USA) Inc. and RBC Dain Rauscher Inc., as the U.S. agents, to offer the common shares in the United States on a best efforts basis. We have also entered into a Canadian underwriting agreement dated August    •    , 2003 with Orion Securities Inc., BMO Nesbitt Burns Inc., Canaccord Capital Corporation, National Bank Financial Inc., RBC Dominion Securities Inc. and Westwind Partners Inc., as the Canadian underwriters, under which the Canadian underwriters have agreed to purchase 30%, 30%, 15%, 10%, 10% and 5%, respectively, of the 8,200,000 common shares offered by this prospectus supplement. The obligations of the Canadian underwriters under the agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated upon the occurrence of certain stated events. The Canadian underwriters are, however, obligated to take up and pay for all of the securities if any of the securities are purchased under the agreement.

        Subject to the terms of the Canadian underwriting agreement, we have agreed to issue and sell and the Canadian underwriters have agreed to purchase on or about August 14, 2003, or such other date as may be agreed upon, 100% of the common shares offered at a price of Cdn$3.90 per share for a total consideration of Cdn$31,980,000, payable in cash, net of the underwriters' fee, against delivery of certificates. The price of the common shares was determined by negotiation between us and the underwriters. Any shares sold by the U.S. agents under the U.S. agency agreement will reduce the obligation of the Canadian underwriters to take up and pay for shares in an equal amount. The Canadian underwriters may sell shares to the U.S. agents pursuant to the inter-dealer agreement described below. The Canadian underwriting agreement provides for us to pay the Canadian underwriters a fee of Cdn$0.2145 per share sold by them, which will be paid out of the gross proceeds of the offering.

        The Canadian underwriting agreement provides that we will indemnify the Canadian underwriters against certain liabilities and expenses, including liabilities under applicable securities legislation, or will contribute to payments that the Canadian underwriters may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the U.S. Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        Subject to the terms of the U.S. agency agreement, we have appointed the U.S. agents to offer the common shares for sale to the public in the United States on a best efforts basis at a price of Cdn$3.90 per common share. The U.S. agency agreement provides for us to pay the U.S. agents a fee of Cdn$0.2145 per share sold by them, which will be paid out of the gross proceeds of the offering. The U.S. agents have not committed to purchase a minimum amount of shares under the U.S. agency agreement. The obligations of the U.S. agents under the U.S. agency agreement may be terminated at their discretion upon the occurrence of certain stated events.

        The U.S. agency agreement also provides that we will indemnify the U.S. agents against certain liabilities and expenses, including liabilities under the U.S. Securities Act of 1933, or will contribute to payments that the U.S. agents may be required to make in respect thereof. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        We have agreed to pay the legal fees of the underwriters as well as certain out-of-pocket expenses.

        The underwriters have entered into an inter-dealer agreement among themselves that permits, subject to the terms and conditions set forth in such agreement, one group of underwriters to purchase common shares from or through the other group and to offer them for resale. The price and currency of settlement of any shares so purchased will be determined by agreement between the selling and purchasing groups of underwriters at the time of any such transaction. Any such shares purchased by the underwriters will be offered on the terms set forth in this prospectus supplement and the related prospectus.

        The underwriters have informed us that they do not expect to confirm sales of our common shares offered by this prospectus supplement and the related prospectus to any accounts over which they exercise discretionary authority.

Over-allotment option

        We granted the Canadian underwriters an over-allotment option to purchase an additional 1,230,000 common shares at the price to the public as set forth on the cover page of this prospectus supplement less the underwriters' fee, exercisable at any time until thirty (30) days after the closing of this offering. We will be obligated, pursuant to the over-allotment option, to sell these additional common shares to the Canadian underwriters to the extent the option is exercised This prospectus supplement and the related prospectus also register for distribution the common shares issued pursuant to the exercise of the over-allotment option. Under the inter-dealer agreement, the Canadian underwriters may allocate any portion of additional common shares purchased upon exercise of the option to the U.S. agents to sell in the United States.

Stabilization

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

        Stabilizing transactions and syndicate-covering transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in their market price. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Toronto Stock Exchange, the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Pursuant to policy statements of the Ontario Securities Commission, the underwriters may not, throughout the period of distribution under this prospectus supplement, bid for or purchase common shares. The foregoing restriction is subject to certain exceptions including a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market making activities; and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the common shares. All of these transactions must also be effected in accordance with Regulation M under the United States Securities Exchange Act of 1934, as amended.

Determination of offering price

        The offering price of the common shares offered by this prospectus supplement and the related prospectus was determined by negotiation between us and the underwriters. Among the factors considered in determining the offering price of the common shares was:

  •
  the market price of our common shares;
  •
  our history and our prospects;
  •
  the industry in which we operate;

  •
  gold prices and trends;
  •
  our past and present operating results;
  •
  the previous experience of our executive officers; and
  •
  the general condition of the securities markets at the time of this offering.

        The offering price stated on the cover page of this prospectus supplement should not be considered an indication of the actual value of the common shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common shares can be resold at or above the offering price.

DESCRIPTION OF SECURITIES

        Our authorized capital includes an unlimited number of common shares and an unlimited number of first preferred shares, without nominal or par value, issuable in series.

Common shares

        As of July 25, 2003, there were 108,414,744 common shares outstanding.

  Dividend Rights

        Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of our shares. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

  Voting and Other Rights

        Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

  Election of Directors

        All of the directors resign before each annual meeting of shareholders and are eligible for reelection. Directors are elected by a majority of votes cast.

  Liquidation

        In the event of any liquidation, dissolution or winding up of Golden Star, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

  Redemption

        Our common shares are not redeemable or convertible.

  Rights Agreement

        Rights to purchase our common shares have been issued to holders of our common shares under a rights agreement between us and CIBC Mellon Trust Company. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share for Cdn$200, subject to adjustment. In certain events (including when a person or group becomes the beneficial owner of

20% or more of any class of our voting shares without complying with the "permitted bid" provisions of the rights agreement or without the approval of our board of directors), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire our common shares, or other securities or assets, with a market value equal to twice the rights purchase price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire us. The rights, which expire on June 30, 2004 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn$0.00001 per right at any time until a person or group has acquired 20% of our common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain antitakeover effects.

  Other Provisions

        All outstanding common shares are, and the common shares offered by this prospectus supplement and the related prospectus, if issued in the manner described in this prospectus supplement and the related prospectus, will be, fully paid and non-assessable.

        This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement and our bylaws, because they, and not this description, define your rights as a holder of our common shares. See "Where You Can Find Additional Information" in this prospectus supplement for information on how to obtain copies of these documents.

First preferred shares

        As of July 25, 2003, no first preferred shares were issued and outstanding. For a description of our first preferred shares, sometimes referred to as preferred shares, please see "Description of Share Capital—Preferred Shares" in the related prospectus.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material anticipated U.S. Federal income tax consequences regarding the acquisition, ownership and disposition of our common shares. This summary applies to you only if you acquire common shares in the offering. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the "Code," treasury regulations promulgated under the Code, administrative rulings of the U.S. Internal Revenue Service, judicial decisions of the U.S. courts and the income tax convention between the U.S. and Canada signed on September 26, 1980, as amended, which we refer to as the "U.S.-Canada tax treaty," in each case as in effect on the date of this prospectus supplement. Changes in the laws may alter the tax treatment of our common shares discussed in this summary, possibly with retroactive effect.

        This summary is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the U.S. In addition, this summary does not address all U.S. Federal income tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder of common shares with a special status, such as:

  •
  a person that owns, or is treated as owning under certain ownership attribution rules, 5% or more of our voting shares;
  •
  a broker, dealer or trader in securities or currencies;
  •
  a bank, mutual fund, life insurance company or other financial institution;
  •
  a tax-exempt organization;
  •
  a qualified retirement plan or individual retirement account;
  •
  a person that holds our common shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;
  •
  a partnership, S corporation or other "pass-through" entity;

  •
  an investor in a partnership, S corporation or other "pass-through" entity;
  •
  a person whose functional currency for tax purposes is not the U.S. dollar;
  •
  a person liable for alternative minimum tax;
  •
  a person who does not hold their common shares as a capital asset, as defined in the Code.

        It is assumed for purposes of this summary that we are not, have not at any time been and will not be after this offering (a) a "controlled foreign corporation," as defined in Section 957(a) of the Code, (b) a "foreign investment company," as defined in Section 1246(b) of the Code or (c) a "foreign personal holding company," as defined in Section 552 of the Code.

        You should consult your own advisor regarding the tax consequences of the acquisition, ownership and disposition of our common shares in light of your particular circumstances.

U.S. Holders

        The following discussion applies to you if you are a "U.S. Holder." For purposes of the following discussion, a "U.S. Holder" means a beneficial owner of a common share that is, for U.S. Federal income tax purposes:

  •
  an individual citizen or resident of the United States (including non-citizens who are "greencard holders" or who are present in the U.S. for 31 days or more in the calendar year if certain other requirements are met);

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

  •
  a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

        If a "pass-through" entity holds common shares, the tax treatment of an owner of such "pass-through" entity generally will depend upon the status of such owner and upon the activities of the "pass-through" entity. An owner of "pass-through" entity holding common shares should consult such owner's tax advisor regarding the specific tax consequences of acquiring, holding and disposing of common shares.

Distributions

        We do not anticipate paying dividends in the foreseeable future. However, subject to the discussion under "Passive foreign investment company" below, the gross amount of dividends, if any, payable by us generally will be treated as a foreign source dividend taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes, and generally will be "passive income" for U.S. foreign tax credit purposes. A distribution on the common shares made by us in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of such U.S. Holder's adjusted tax basis in such common shares and, to the extent in excess of adjusted basis, as capital gain. See "—Sale or Other Disposition of Common Shares" below. Because we are not a U.S. corporation, generally no dividends received deduction will be allowed with respect to dividends paid by us.

        Canadian withholding tax on dividend distributions paid by us to a U.S. Holder is generally reduced to 15% pursuant to the U.S.-Canada tax treaty in the case of U.S. Holders who are eligible for benefits under the U.S.-Canada tax treaty. U.S. Holders generally will have the option of claiming the amount of any Canadian income taxes withheld from distributions with respect to the common shares either as a deduction from their gross income or as a dollar-for-dollar credit against their U.S. Federal income tax liability, subject to numerous and complex limitations and restrictions, which must be determined and applied on an individual basis by each U.S. Holder. Accordingly, you should consult your own tax advisor concerning the foreign tax credit rules in your particular circumstances.

Sale or other dispositions of common shares

        Subject to the discussion found under "Passive foreign investment company" below, in general, if you sell or otherwise dispose of common shares in a taxable disposition:

  •
  you will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and your adjusted tax basis in such common shares;

  •
  any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the common shares is more than one year at the time of such sale or other taxable disposition;

  •
  any gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes; and

  •
  your ability to deduct capital losses (if any) is subject to limitations.

        Long term capital gains of individual taxpayers are generally subject to a 15% maximum U.S. federal income tax rate, for capital gains recognized before January 1, 2009.

        If you are a cash basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with a sale or other taxable disposition of common shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such common shares, as determined on the settlement date of such sale or other taxable disposition.

        If you are an accrual basis taxpayer, you generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of common shares, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If you are an accrual basis taxpayer and do not elect to be treated as a cash basis taxpayer (pursuant to the U.S. Treasury Regulations applicable to foreign currency transactions) for this purpose, you might have a foreign currency gain or loss for U.S. Federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of the sale or other taxable disposition of our common shares and the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, that you recognized on the sale or other taxable disposition of common shares.

Passive foreign investment company

        U.S. Holders would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if we were or were to become a passive foreign investment company for U.S. Federal income tax purposes. In general terms, we will be a passive foreign investment company for any tax year in which either (i) 75% or more of our gross income is passive income or (ii) the average percentage, by fair market value, of our assets that produce or are held for the production of passive income is 50% or more. "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Although the determination of whether a corporation is a passive foreign investment company is made annually, and thus may be subject to change, we do not believe that we are, nor do we expect to become, a passive foreign investment company. However, there can be no assurance that our determination concerning our passive foreign investment company status will not be challenged by the IRS. In addition, there is a possibility that we could become a PFIC in the future as a result of future financial results. Accordingly, we urge you to consult your own U.S. tax advisor regarding the adverse U.S. Federal income tax consequences of owning the stock (or an option to acquire stock) of a passive foreign investment company and of making certain elections designed to lessen those adverse consequences.

Information reporting and backup withholding

        Dividends on common shares, and payments of the proceeds from a sale or other disposition of common shares, paid within the U.S. may be subject to information reporting and may be subject to backup withholding, currently at a rate of 28%. However, a U.S. Holder generally will not be subject to backup withholding if the U.S. Holder (i) is exempt from backup withholding or (ii) provides a U.S. taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. Federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders

        The following discussion applies to you if you are a non-U.S. Holder. A non-U.S. Holder is a beneficial owner of common shares that is not a U.S. Holder (as defined above).

  Distributions

        In general, you will not be subject to U.S. Federal income tax or withholding tax on distributions paid by us with respect to the common shares, unless such distributions are effectively connected with your conduct of a trade or business in the United States or, if a treaty applies, such distributions are attributable to a permanent establishment or fixed base you maintain in the United States.

  Sale or other disposition of common shares

        In general, you will not be subject to U.S. Federal income tax on any gain realized upon the sale or other disposition of the common shares unless:

  •
  such gain is effectively connected with your conduct of a U.S. trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or fixed base you maintain in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met.

  Information reporting and backup withholding

        In general, you will not be subject to information reporting and backup withholding on dividend distributions made by us or on payments of the proceeds from a sale or other disposition of common shares. Nevertheless, to avoid backup withholding, you may be required to establish an exemption by certifying your non-U.S. status on Form W-8BEN. Failure to provide such certification could result in backup withholding, currently at a rate of 28%.

LEGAL MATTERS

        Field LLP, Calgary, Alberta, Canada, has provided its opinion on the validity of the common shares. Certain matters in connection with the offering and sale of the common shares will be passed on for us by Davis Graham & Stubbs LLP, Denver, Colorado, and for the underwriters by Dorsey & Whitney LLP, Toronto, Ontario, Canada, and Stikeman Elliott LLP, Toronto, Ontario, Canada.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Certain data, of a scientific or technical nature, regarding our mineral reserves and mineral resources included in this prospectus supplement or included in documents incorporated by reference into this prospectus supplement, have been verified by our full-time employees, Mr. Dave Alexander, Mine Planning and Engineering Superintendent in Ghana, and Mr. Mitchell Wasel, Exploration Manager in Ghana. The statement of reserves at Wassa included in this prospectus supplement were prepared by Mr. Alexander, and the statement of mineral resources at Wassa included in this prospectus supplement were prepared by Mr. Wasel. Mr. Alexander and Mr. Wasel are each "qualified persons" within the meaning of Canada's National Instrument 43-101 Standards of Disclosure for Mineral Projects. In addition to their employment with us, Messrs. Alexander and Wasel each beneficially own common shares, including common shares issuable upon exercise of options, consisting of less than 1% of our outstanding common shares.

        The statements of reserves, production and mineral deposits at Bogoso/Prestea incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 and an independent Technical Report dated December 13, 2001 supporting our estimates of mineral reserves and resources at Bogoso/Prestea were prepared by Mr. Keith McCandlish, P.Geol., and Mr. Alan L. Craven, P.Eng., of Associated Mining Consultants Ltd., given on their authority as experts in mining engineering and geology and as "qualified persons" within the meaning of Canada's National Instrument 43-101. Neither Messrs. McCandlish and Craven nor any of the officers, directors and other employees of Associated Mining Consultants Ltd. hold any of our common shares.

        The statements of estimated mineral resources for the Yaou and Dorlin properties incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 were prepared by Mr. Francis Clouston, former Project Assessment Engineer, Cambior Inc., given on his authority as an expert in mining engineering and geology and as a "qualified person" within the meaning of Canada's National Instrument 43-101. Mr. Clouston is now our full-time employee, and his beneficial ownership of our common shares, including common shares issuable upon exercise of options, is less than 1% of the outstanding shares.

        The statements of mineral resources for the Paul Isnard project incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 were prepared by Mr. Declan Costelloe, our former Manager Mining Geology, given on his authority as an expert in mining engineering and geology and as a "qualified person" within the meaning of Canada's National Instrument 43-101. Mr. Costelloe's beneficial ownership of our common shares, including common shares issuable upon exercise of warrants, is less than 1% of the outstanding shares.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common shares is CIBC Mellon Trust Company at its principal office in the City of Vancouver, British Columbia.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference our publicly filed reports into this prospectus supplement and the related prospectus, which means that information included in those reports is considered part of this prospectus supplement and the related prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the related prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  1.
  Our Annual Report on Form 10-K for the year ended December 31, 2002;

  2.
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  3.
  Reports on Form 8-K filed on January 23, 2003, on Form 8-K filed on February 7, 2003, on Form 8-K filed on February 11, 2003, on Form 8-K filed on February 14, 2003, and on Form 8-K filed on May 6, 2003; and

  4.
  Our Registration Statement on Form 8-A, filed June 18, 2002, which contains a description of our capital stock.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Golden Star Resources Ltd., 10579 Bradford Road, Suite 103, Littleton, Colorado, 80127-4247, telephone (303) 830-9000.

        The information relating to us contained in this prospectus supplement is not comprehensive and should be read together with the information contained in the related prospectus and in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus supplement and the related prospectus is pursuant to a registration statement on Form S-3 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement and the related prospectus in accordance with SEC rules.

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any other document that we file at the SEC's public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Our common shares are listed on the American Stock Exchange and you may inspect reports, proxy statements and other information concerning us at the office of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

PROSPECTUS

GOLDEN STAR RESOURCES LTD.

Common Shares
Preferred Shares
Convertible Debt Securities
Warrants

        Golden Star Resources Ltd. (the "Company" or "Golden Star") may offer from time to time (i) common shares without par value (the "Common Shares"), (ii) first preferred shares (the "Preferred Shares") in one or more series, (iii) convertible debt securities (the "Convertible Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of the Company convertible into Common Shares and (iv) warrants (the "Warrants") to purchase Common Shares, Preferred Shares or Convertible Debt Securities. The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately. Securities may be sold for U.S. dollars, foreign currency or currency units, including the European Currency Unit; amounts payable with respect to any Convertible Debt Securities may likewise be payable in U.S. dollars, foreign currency or currency units, including the European Currency Unit, in each case, as the Company specifically designates. The amounts payable by the Company in respect of Convertible Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in an accompanying Prospectus Supplement. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $100,000,000 or the equivalent (based on the applicable exchange rate at the time of sale) if Convertible Debt Securities of the Company are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company.

        See "Risk Factors" commencing on page 6 for certain considerations relevant to an investment in the securities.

        This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof, (ii) in the case of Preferred Shares, the designation, aggregate principal amount and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Shares as depositary shares, any listing of such Preferred Shares on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Shares, (iii) in the case of Convertible Debt Securities, title, aggregate principal amount, currency of denomination, maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any index or other method used to determine the amounts payable, the ranking of such Convertible Debt Securities (whether senior, senior subordinated or subordinated), any conversion rights, at the option of the Company or the holder, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Convertible Debt Securities, and (iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Shares or Preferred Shares or amount of Convertible Debt Securities issuable upon their exercise, the exercise price, the periods during which the Warrants are exercisable, any listing of such Warrants on a securities exchange and any other terms in connection with the offering, sale and exercise of such Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

        The Company's Common Shares are traded on the American Stock Exchange under the symbol "GSR" and The Toronto Stock Exchange under the symbol "GSC." Each Prospectus Supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

        The Company may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amount, if any, to be purchased by any such Underwriters, and any applicable fee, commission or discount arrangements with them.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

The date of this Prospectus is October 2, 1997.

Available Information
Enforcement of Certain Civil Liabilities
Incorporation of Certain Documents by Reference
Canadian Prospectuses
Special Note Regarding Forward-Looking Statements
Reporting Currency and Financial Information
The Company
Risk Factors
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Share Capital
Description of Warrants
Description of Convertible Debt Securities
Plan of Distribution
Experts
Legal Matters

        No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the facts set forth in this Prospectus or the accompanying Prospectus Supplement, or in the affairs of the Company since such date. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, nor do they constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or sale is unlawful or not authorized or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661- 2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Company also is subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and the offices of The Toronto Stock Exchange, 2 First Canadian Place, Toronto Ontario, Canada M5X 1J2. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

        The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect of the Securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

        Golden Star Resources Ltd. is a corporation subsisting under the laws of Canada and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability against such persons and Golden Star Resources Ltd. in Canada, in original actions or actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission on March 31, 1997.

  (2)
  Current Reports on Form 8-K, filed with the Commission on March 10, 1997, May 8, 1997 and September 23, 1997.

  (3)
  Quarterly Report on Form 10-Q, filed with the Commission on May 15, 1997.

  (4)
  Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1997.

  (5)
  1997 Proxy Statement and Information Circular for the 1997 Annual Meeting of Shareholders, filed with the Commission on April 29, 1997.

  (6)
  The description of the Common Shares contained in the Company's Articles (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993).

  (7)
  The Company's Shareholder Rights Plan included in the Company's Current Report on Form 8-K, filed with the Commission on May 8, 1996.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Golden Star Resources Ltd., 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264, (303) 830-9000.

        References in this Prospectus to the term "Golden Star" or to the term "Company" refer to Golden Star Resources Ltd. and its consolidated subsidiaries, including, without limitation, Guyanor Ressources S.A. ("Guyanor") and Pan African Resources Corporation ("PARC"), unless the context otherwise requires.

        The information in this Prospectus is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing in this Prospectus or incorporated by reference herein.

CANADIAN PROSPECTUSES

        The Company is filing with certain Canadian securities regulatory authorities a shelf prospectus relating to the potential offering in Canada of up to 12,000,000 common shares (including the Common Shares offered hereunder) and a shelf prospectus relating to the potential offering in Canada of convertible debt securities at an aggregate initial offering price of up to U.S. $100,000,000 (including the Convertible Debt Securities offered hereunder). Canadian securities laws do not permit the use of an unallocated (as between common shares and debt securities) shelf prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this Prospectus and any Prospectus Supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. Such factors include, among others, gold and diamond exploration and development costs and results, fluctuation of gold prices, foreign operations and foreign government regulation, competition, uninsured risks, recovery of reserves, capitalization and commercial viability and requirements for obtaining permits and licenses. See "Risk Factors."

REPORTING CURRENCY AND FINANCIAL INFORMATION

        For the periods prior to May 15, 1992, the Company's reporting currency was the Canadian dollar. In addition, the Company historically has raised most of its equity capital in Canadian dollars. Since May 15, 1992, the Company's reporting currency has been the United States dollar.

        All amounts in this Prospectus and any Prospectus Supplement or incorporated herein by reference are expressed in United States dollars, unless otherwise indicated. References to (i) "Cdn" are to Canadian dollars, (ii) "FF" are to French francs and (iii) "R" are to Brazilian reals.

        Financial information is presented in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Differences between generally accepted accounting principles in the United States ("U.S. GAAP") and Canadian GAAP as applicable to the Company, are explained in the notes to the Company's Consolidated Financial Statements incorporated by reference herein.

THE COMPANY

        Golden Star is an international gold and diamond exploration company with a diverse portfolio of active exploration and development projects and an operating mine in approximately ten countries on two continents. The Company's core focus is on the acquisition, discovery and development of gold and diamond projects. Once it identifies such projects, Golden Star's business strategy is, if appropriate, to enter into partnership arrangements with major mining companies to develop and operate mines. The Company currently has properties in various stages of development in Guyana, French Guiana (through its approximately 68% owned publicly traded subsidiary, Guyanor), Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast, Kenya and Mali in Africa (through its approximately 64% owned publicly traded subsidiary, PARC).

        Golden Star is a substantial mining exploration organization, with over 70 professional geologists on staff and approximately 550 other employees working in countries in which the Company has projects. The Company's efforts are concentrated in a geologic domain known as greenstone belts, which are ancient volcanic-sedimentary rock assemblages. Greenstone belts are known to be favorable geologic environments for gold mineralization and account for a significant proportion of the world's historic gold production. The Company began its exploration activities in 1985 in the tropical, Proterozoic greenstone belts of the Guiana Shield and more recently extended its activities to the geologically related greenstone belts of the Brazilian Shield and the West African Shield and finally to the greenstone belts of eastern Africa.

        The head office of the Company is located at 1660 Lincoln Street, Suite 3000, Denver, Colorado 80264; its telephone number is (303) 830-9000. The Company's registered and records office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4; its telephone number is (604) 891-3688.

RISK FACTORS

        Prospective purchasers of securities should carefully read this prospectus, any prospectus supplement delivered herewith, and the documents incorporated by reference herein and therein. Ownership of securities involves certain risks. In determining whether to purchase securities, prospective investors should consider carefully the following risk factors and the other information contained in this prospectus, as well as the other risk factors and information set forth in any prospectus supplement delivered herewith.

Risks Of Exploration And Development

        Mineral exploration and development involves a high degree of risk and few properties which are explored ultimately are developed into commercially producing mines. The long-term success of the Company's operations will be substantially and directly related to the cost and success of its exploration programs. The risks associated with the exploration for new mineralization include the identification of potential gold mineralization based on surficial analysis, the attraction and retention of experienced geologists and drilling personnel, the quality and availability of third party assaying, sampling errors, geological, geophysical, geochemical and other technical analyses and other factors. Substantial early stage expenditures are required to outline mineralized prospects and establish ore reserves through, among other things, drilling and the preparation of feasibility studies and mine plans, and to develop and construct the mining and processing facilities at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that (i) minerals will be discovered in sufficient quantities and/or grades to constitute reserves or justify commercial operations, (ii) the Company will be successful in partnering with companies to develop and operate those properties that are commercially attractive on acceptable or attractive terms or (iii) the funds required for development can be obtained by the Company or any of its partners on a timely or commercially reasonable basis. Further, even if reserves are delineated, it may require a number of years and significant expenditures until production is possible, during which time the economic feasibility of a property may change. Additionally, the Company will be reliant on its partners in each project for technical expertise in the development and operation phases of the project, and, in certain instances, for financing, until cash flow is generated from the property for the Company's account. Finally, to the extent the Company's mineral reserves are produced and sold, the Company must continually acquire new mineral prospects and explore for and develop new mineral reserves to replace such reserves.

Uncertainty Of Reserve And Other Mineralization Estimates

        There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of the Company. The estimation of reserves and other mineralization is a subjective process and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurance can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization or requiring more extensive processing uneconomic to exploit. If the price realized by the Company for its gold bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, the Company potentially could experience reductions in reserves and asset write-downs. Under such circumstances, the Company may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Risks Associated With The Fluctuation Of Gold Prices

        To the extent that the Company has any revenues from operations, such revenues are expected to be in large part derived from the mining and sale of gold. The price of gold can fluctuate significantly, and recently has been at depressed levels compared to its price in the past several years. The price of gold is affected by numerous factors beyond the Company's control, including international economic and political trends, inflation expectations, interest rates, central bank sales and purchases, global or regional consumptive patterns (such as the development of gold coin programs), speculative activities and increased production due to new mine developments and improved mining and production methods. The effect of these factors on the price of gold cannot be accurately predicted.

        The current demand for, and supply of, gold affect gold prices but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold prices should decline below the Company's cash costs of production and remain at such levels for any sustained period, the Company could determine that it is not economically feasible to continue commercial production at any or all of its mines or to pursue further exploration or development activities on such properties.

        Moreover, at the time the Company's ore reserves are estimated, the parameters used in estimating such reserves are based on a variety of factors, including the spot and future prices of gold at the time of such calculation. If the Company were to determine that its reserves and future cash flows should be recalculated at significantly lower gold prices than those that were used on the measurement date, there would likely be a material reduction in the amount of its gold reserves. Current gold prices are below the prices used in the calculation of reserves at the Company's Omai, Gross Rosebel and Yaou properties. In addition, should gold prices continue at current levels for an extended period, delays in the development of certain projects may occur, and material write-downs of the Company's investment in mining properties may be required.

Capitalization And Commercial Viability

        The Company has limited financial resources. To date, and for the reasonably foreseeable future, its exploration and development activities have not generated and are not expected to generate substantial revenues, which has caused, and is expected to continue for the reasonably foreseeable future to cause, the Company to incur losses. In addition, the Company historically has incurred significant expenditures in connection with its exploration activities and contemplates doing so for the foreseeable future. The Company's ability to obtain financing may be negatively affected by the price of gold which recently has been at depressed levels compared to its price in the past several years. There can be no assurance that additional funding will be available to the Company for further exploration or development of its properties or to fulfill its obligations under any applicable agreements with its partners or the nations in which the Company is operating. Although the Company has been successful in the past in obtaining financing through the sale of equity securities and through partnership arrangements involving several of the Company's properties, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable, or that such partnership arrangements will continue to be available for the Company's properties on acceptable terms. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company's properties with the possible loss of the Company's interest in such properties.

        If the Company proceeds to production on a particular property, commercial viability will be affected by certain factors that are beyond the Company's control, including the specific attributes of the deposit (such as mineral grade and stripping ratio), the fluctuation in metal prices, the costs of constructing and operating a mine in a specific environment, processing and refining facilities, the availability of economic sources of energy, adequacy of water supply, adequate access, government regulations including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands. In addition, a decrease in the price of gold, or a continuation of the price of gold at depressed levels, could negatively affect investment demand for the stock of gold exploration or mining companies, including the Company, or may negatively impact the Company's stock price. The occurrence of any such factors may materially and adversely affect the Company's business, financial condition, results of operations and cash flow.

Risks Associated With Diamond Exploration

        The exploration and development of diamond deposits involve exposure to significant financial risks over a significant period of time. Very few properties which are explored are ultimately developed into producing diamond mines. Major expenses over a period of several years may be required to establish reserves by sampling and drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current exploration programs of the Company, or any programs undertaken in the future will result in a profitable commercial diamond mining operation.

        Whether a diamond deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size, the size, quantity and quality of the diamonds, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Marketability Of Diamonds

        The marketability of diamonds which may result from projects undertaken by the Company will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The price for diamonds is, among other things, based on the size, cut, color and quality of individual diamonds sold and, to a lesser extent, the market supply and demand for diamonds in general.

Risks Of Foreign Operations

        In certain countries in which the Company has mineral rights (whether held directly or indirectly), there are certain laws, regulations and statutory provisions which, as currently written, could have a material negative impact on the ability of the Company to develop a commercial mine in such countries. The range and diversity of such laws and regulations are such that the Company could not adequately summarize them in this document. Through, among other things, the negotiation of mineral agreements with the governments of these countries, management of the Company intends to seek variances or otherwise to be exempted from the provisions of these laws, regulations and/or statutory provisions. There can be no assurance, however, that the Company will be successful in obtaining such mineral agreements, that any such variances or exemptions can be obtained on commercially acceptable terms or that such agreements will be enforceable in accordance with their terms.

        Further, many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of such approvals, licenses and permits, will obtain them in a timely fashion or will be able to maintain them in full force and effect without modification or revocation.

        The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. The Company has suspended its operations in Sierra Leone due to the unstable political situation there and has invoked the force majeure provisions of the contracts pertaining to its Sierra Leone operations. Currently, it is not possible for the Company to accurately predict such developments or changes of law or policy and which, if any, of such developments or changes may have a material adverse impact on the Company's operations.

Requirements For Permits And Licenses

        The operations of the Company require licenses and permits from various governmental authorities. Except as otherwise described in any Prospectus Supplement delivered herewith or in documents incorporated by reference in this Prospectus, management believes that the Company presently holds substantially all necessary licenses and permits to carry on the activities which it currently is conducting or expects to conduct in the near term under applicable laws and regulations in respect of its properties, and also believes the Company is presently complying in all material respects with the terms of such laws, regulations, licenses and permits, although the Company is in breach of certain provisions of such laws, regulations, licenses and permits from time to time. Such licenses and permits are subject to modification or revocation as discussed above in "Risks of Foreign Operations," as well as changes in regulations and in various operating circumstances. While the Company does not believe that any such breaches will have a material adverse effect on its operations, there can be no assurance that the Company will be able to obtain or maintain in force all necessary licenses and permits that may be required for it to conduct further exploration or commence construction or operation of mining facilities at properties under exploration or to maintain continued operations at economically justifiable costs.

Dependence On Key Personnel

        The Company is dependent on the services of certain key officers and employees, including its Chief Executive Officer, its Chief Financial Officer and certain of its geologists. Competition in the mining exploration industry for qualified individuals is intense, and the loss of any of these key officers or employees if not replaced could have a material adverse effect on the Company's business and its operations. The Company has entered into agreements with certain of its officers which provide for payments upon termination without cause or, in certain cases, upon a change in control of the Company.

Operational Hazards And Responsibilities

        The business of gold mining is generally subject to a number of risks and hazards, including environmental hazards, the discharge of pollutants or hazardous chemicals, industrial accidents, labor disputes, encountering unusual or unexpected geological or operating conditions, slope failures, cave-ins, failure of pit walls or dams and fire, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes, as well as other hazards. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company or its subsidiaries or partnership arrangements to which they are parties also may incur liability as a result of pollution and other casualties. The Company may not be able to insure fully or at all against such risks, due to political or other reasons, or the Company may decide not to insure against such risks as a result of high premiums or for other reasons. Such occurrences, against which it cannot insure, or may elect not to insure, may delay production, increase production costs or result in liability. Paying compensation for obligations resulting from such liability may entail significant costs for the Company and may have an adverse effect on the Company's financial position. Furthermore, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as result of exploration and production) is not generally available to the Company or to other companies within the industry.

Mining And Processing

        The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems and mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force and force majeure factors, unanticipated transportation costs and weather conditions, and prices and production levels of by-products, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. In addition, the Company relies upon its partners to manage the development and operating stages of the projects in which it has an interest and, therefore, has less control over such matters than would be the case if the Company were the operator.

        In the case of the Company's exploration properties, there generally is no operating history upon which to base estimates of future operating costs and capital requirements. The economic feasibility of any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity and other factors. Such exploration properties also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Accordingly, uncertainties related to operations are magnified in the case of exploration properties.

        As a result of the foregoing risks, expenditures on any and all projects, actual production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case, especially to the extent exploration properties are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

Competition

        The Company competes with major mining companies and other natural resource companies in the acquisition, exploration, financing and development of new properties and projects. Many of these companies are more experienced, larger, and better capitalized than the Company. The Company's competitive position will depend upon its ability to successfully and economically explore, acquire and develop new and existing mineral resource properties or projects. Factors which allow producers to remain competitive in the market over the long term are the quality and size of the ore body, cost of production and operation generally, and proximity to market. The Company also competes with other mining companies for skilled geologists, geophysicists and other technical personnel, which may result in higher turnover and greater labor costs for the Company.

Currency

        The Company historically has raised most of its equity capital in Canadian dollars, primarily maintains its accounts in U.S. dollars and converts such U.S. dollars into various local currencies on an as needed basis in order to conduct local operations. The Company currently maintains all or the majority of its working capital in U.S. dollars or U.S. dollar denominated securities and converts funds to foreign currencies as payment obligations come due. Accordingly, the Company is subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect the Company's financial position and results of operations. The Company currently has future obligations which are payable in French francs and Brazilian reals and receivables payable in French francs. The Company currently does not actively take steps to hedge against such risks.

        It is anticipated that, on January 1, 1999, the European Union will commence the introduction of a single currency (the "Euro"), which will be legal tender in substitution for the national currencies of those member states that adopt the Euro. It is anticipated that the Council of the European Union and the member states will adopt regulations providing specific rules for the introduction of the Euro. The Company cannot predict when and if the Euro will be adopted or what effect the adoption of the Euro may have, if any, with respect to the Company's French franc denominated obligations and receivables.

Governmental Regulations

        Management believes that compliance with existing regulations in the jurisdictions in which the Company operates which are applicable to the discharge of materials into the environment, or otherwise relating to environmental protection, will not have a material adverse effect on the Company's exploration activities, earnings, expenditures or competitive position. However, there can be no assurance that this will always be the case. New or expanded regulations, if adopted, could affect the exploration or development of the Company's mining projects or otherwise have a material adverse effect on the operations of the Company.

Risk Of Company Being Classified As A Passive Foreign Investment Company

        Under the United States Internal Revenue Code of 1986, as amended (the "Code"), the Company may be classified as a passive foreign investment company (a "PFIC"). United States shareholders of a PFIC are subject to certain adverse tax consequences. These consequences can be mitigated, under certain circumstances, if the United States shareholder makes a timely election to treat the Company as a "qualified electing fund" (a "QEF") or, commencing January 1, 1998 (or later for taxpayers other than calendar year taxpayers), such United States shareholder makes a timely "mark to market election" with respect to shares deemed owned by such shareholder. The Company has been advised by Coopers & Lybrand L.L.P. that it should not be treated as a PFIC with respect to shares purchased by United States shareholders during the years 1993 through 1996, although it could potentially be a PFIC with respect to shares acquired by United States shareholders prior to 1993. The Company also intends to engage Coopers & Lybrand L.L.P., or such other advisor, in the future to analyze whether it is a PFIC in 1997 and subsequent years and will continue to notify shareholders of the results of such future analyses. There can be no assurance as to whether or not Coopers & Lybrand L.L.P., or such other advisor, will conclude that the Company is a PFIC for any such period. Moreover, even if Coopers & Lybrand L.L.P., or such other advisor, concludes that the Company is not a PFIC, its conclusion is not binding on the United States Internal Revenue Service. Accordingly, it is possible that the PFIC rules will apply with respect to holders of the Securities. If the Company is classified as a PFIC, the consequences to United States holders of each type of Security may differ; in particular, neither the QEF election nor the mark to market election may be available to all types of the Securities. Such consequences will be further described in the applicable Prospectus Supplement. ALL PROSPECTIVE PURCHASERS OF THE SECURITIES IN THE UNITED STATES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE ADVISABILITY OF MAKING A QEF ELECTION OR A MARK TO MARKET ELECTION WITH RESPECT TO THE COMPANY. ALL PROSPECTIVE PURCHASERS OF THE SECURITIES IN THE UNITED STATES ALSO ARE URGED TO REVIEW THE PROSPECTUS SUPPLEMENT CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISERS ABOUT THE POSSIBILITY OF CREDITING CANADIAN TAXES PAID AGAINST UNITED STATES TAXES PAYABLE.

USE OF PROCEEDS

        Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term investment grade marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges(1) for the Company and its subsidiaries was as follows for the six months ended June 30, 1996 and 1997, the years ended December 31, 1996, 1995, 1994 and 1993 and the periods from May 16, 1992 to December 31, 1992 and July 1, 1991 to May 15, 1992:

Six Months Ended June 30,
		Years Ended December 31,
						Period From May 16, 1992 to December 31, 1992	Period From July 1, 1991 to May 15, 1992
1997	1996	1996	1995	1994	1993
N/M	N/M	N/M	N/M	N/M	N/M	N/M	N/M

(1)
The Company's projects are in the exploration or development stages. As a result, the Company has reported net losses for each of the periods presented. The Company has not had any material fixed charge obligations for each of the periods presented. Therefore, the ratio of earnings to fixed charges for the Company is not meaningful ("N/M") under both U.S. GAAP and Canadian GAAP.

DESCRIPTION OF SHARE CAPITAL

        The Company's Articles currently authorize the issuance of an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series. As of July 27, 1997, 29,690,136 Common Shares and no Preferred Shares were outstanding.

Common Shares

        The holders of Commons Shares are entitled to receive dividends as, when and if declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including purchases of Common Shares) will be subject to any preferential rights attaching to any other class or series of shares of the Company.

        The holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors. The holders of Common Shares do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any other class or series of shares then outstanding.

        On June 11, 1996, the shareholders of the Company confirmed the adoption of a Shareholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Company issued one right (a "Right") for each Common Share outstanding on April 24, 1996 and will issue one Right for each Common Share issued in the future. The terms of the Rights Plan are set forth in the Rights Agreement (the "Rights Agreement") dated as of April 24, 1996 between the Company and CIBC Mellon Trust Company as Rights Agent. For additional information on the Rights Plan and the Rights Agreement, see the Company's Current Report on Form 8-K filed with the Commission on May 8, 1996, incorporated by reference herein.

        Any material United States or Canadian federal income tax consequences with respect to any offered Common Shares will be described in the Prospectus Supplement relating to the offering and sale of such Common Shares.

        All outstanding Common Shares are, and the Common Shares offered hereby will be, issued as fully paid and non-assessable.

        The registrar and transfer agent for the Common Shares is CIBC Mellon Trust Company. ChaseMellon Shareholder Services, L.L.C. acts as co-registrar and co-transfer agent for the Common Shares in the United States.

Preferred Shares

        The following is a description of certain general terms and provisions of the Preferred Shares. The particular terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

        The summary of the terms of the Company's Preferred Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles relating to each series of Preferred Shares, which will be filed as an exhibit to or incorporated by reference in this Prospectus at or prior to the time of issuance of any such series of the Preferred Shares.

        The Board of Directors of the Company is authorized to approve the issuance of one or more series of Preferred Shares without further authorization of the shareholders of the Company and to fix the number of shares, the designations, rights, privileges, restrictions and conditions of any such series.

        The applicable Prospectus Supplement will set forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of Preferred Shares in respect of which this Prospectus is delivered. The particular terms of any such series will include the following:

  (i)
  The maximum number of shares to constitute the series and the designation thereof;

  (ii)
  The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Shares or otherwise;

  (iii)
  Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

  (iv)
  The liquidation preference, if any, applicable to shares of the series;

  (v)
  Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

  (vi)
  The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

  (vii)
  The voting rights, if any, of the shares of the series;

  (viii)
  The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

  (ix)
  The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

  (x)
  Any listing of the shares of the series on a securities exchange; and

  (xi)
  Any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

        Any material United States or Canadian federal income tax consequences and other special considerations with respect to any offered Preferred Shares will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Shares.

DESCRIPTION OF WARRANTS

        The Company may issue Warrants to purchase Common Shares, Preferred Shares or Convertible Debt Securities. Warrants may be issued, subject to regulatory approvals, independently or together with any Common Shares, Preferred Shares or Convertible Debt Securities, as the case may be and may be attached to or separate from such Common Shares, Preferred Shares or Convertible Debt Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent (each, a "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

        The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is being delivered; (1) the title of such Warrants; (2) the securities (which may include Common Shares, Preferred Shares or Convertible Debt Securities) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the periods during which the Warrants are exercisable; (5) the number of Common Shares, Preferred Shares or amount of Convertible Debt Securities for which each Warrant is exercisable; (6) the exercise price for such Warrants, including any changes to or adjustments in the exercise price; (7) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (8) if applicable, the designation and terms of the Preferred Shares with which such Warrants are issued; (9) if applicable, the terms of the Convertible Debt Securities with which such Warrants are issued; (10) the number of Warrants issued with each Common Share or Preferred Share or the Convertible Debt Securities; (11), if applicable, the date on and after which such Warrants and the related Common Shares, Preferred Shares or Convertible Debt Securities will be separately transferable; (12) any listing of the Warrants on a securities exchange; (13) if applicable, a discussion of material United States or Canadian federal income tax consequences and other special considerations with respect to any Warrants; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

        The Convertible Debt Securities may be issued from time to time in one or more series under an indenture among the Company, as issuer, and the trustee specified in the applicable Prospectus Supplement. The following statements with respect to the Convertible Debt Securities are subject to the detailed provisions of the indenture, the form of which is filed as an exhibit to the Registration Statement. Parenthetical references below are to the indenture (or the form of security contained therein if so specified) and, whenever any particular provision of the indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

        The Convertible Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Convertible Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination. See "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities". There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Convertible Debt Securities issued thereunder.

        The particular terms of each series of Convertible Debt Securities, as well as any modification or addition to the general terms of the Convertible Debt Securities as herein described, which may be applicable to a particular series of Convertible Debt Securities, are described in the Prospectus Supplement relating to such series of Convertible Debt Securities and will be set forth in a filing with the Commission. Accordingly, for a description of the terms of a particular series of Convertible Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and to the description of Convertible Debt Securities set forth in this Prospectus.

General

        The Convertible Debt Securities offered pursuant to this Prospectus will be limited to $100,000,000 aggregate principal amount (or (i) its equivalent (based on the applicable exchange rate at the time of sale), if Convertible Debt Securities are issued with principal amounts denominated in one or more foreign currencies, composite currencies or currency units as shall be designated by the Company, or (ii) such greater amount, if Convertible Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $100,000,000 to the Company). The Indenture provides that additional convertible debt securities may be issued thereunder up to the aggregate principal amount, which is not limited by the Indenture, authorized from time to time by the Company's Board of Directors or any duly authorized committee thereof. So long as a single Trustee is acting for the benefit of the holders of all the Convertible Debt Securities offered hereby and any such additional convertible debt securities issued under the Indenture, the Convertible Debt Securities and any such additional convertible debt securities are herein collectively referred to as the "Indenture Securities." The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. At any time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting and the powers and the trust obligations of each such Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is acting as trustee. The effect of the provisions contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate Indenture.

        The applicable Prospectus Supplement will set forth a description of the particular series of Convertible Debt Securities being offered thereby, including but not limited to: (1) the designation or title of such Convertible Debt Securities; (2) the aggregate principal amount of such Convertible Debt Securities; (3) the percentage of their principal amount at which such Convertible Debt Securities will be offered; (4) the date or dates on which the principal of such Convertible Debt Securities will be payable and on which such Convertible Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) at which such Convertible Debt Securities shall bear interest, or the method of determination of such rate or rates at which such Convertible Debt Securities shall bear interest, if any; (6) the date or dates from which interest will accrue or the method of determination of such date or dates, and the date or dates on which any such interest shall be payable; (7) the currencies or currency units in which such Convertible Debt Securities are issued or payable; (8) the terms for redemption, extension or early repayment of such Convertible Debt Securities, if any; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Convertible Debt Securities are authorized to be issued; (10) the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and other conversion provisions; (11) the provisions for a sinking fund, if any; (12) whether such Convertible Debt Securities are issuable as a Global Security or Securities; (13) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Convertible Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (14) if the principal of, premium, if any, or interest on such Convertible Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Convertible Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Convertible Debt Securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Convertible Debt Securities of the series which will be payable upon acceleration of the Maturity thereof; (16) whether such Convertible Debt Securities are subordinate in right of payment to any Senior Indebtedness of the

Company and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (17) any covenants to which the Company may be subject with respect to such Convertible Debt Securities; (18) the applicability of the provisions described under "Defeasance" below; (19) United States and Canadian Federal income tax consequences, if any; (20) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; (21) any term or provision relating to such Convertible Debt Securities which is not inconsistent with the provisions of the Indenture; (22) the Trustee; and (23) any other special terms pertaining to such Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities will not be listed on any securities exchange.

        One or more series of Convertible Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States or Canadian federal income tax consequences and other special considerations with respect to any series of Convertible Debt Securities will be described in the Prospectus Supplement relating to any such series of Convertible Debt Securities.

        If the purchase price of any series of Convertible Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Convertible Debt Securities are payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Convertible Debt Securities will be set forth in the applicable Prospectus Supplement.

        Convertible Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Convertible Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

        Except as may be set forth in the applicable Prospectus Supplement, Holders of Convertible Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or such Convertible Debt Securities in the event that the Company engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "Consolidation, Merger and Sale of Assets".

        The Convertible Debt Securities will be general unsecured obligations of the Company.

        Except as otherwise provided in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency to be maintained by the Company in New York, New York, except that at the option of the Company interest may be paid by check mailed to the person entitled thereto.

        The Convertible Debt Securities will be issued only in fully registered form without coupons and may be presented for the registration of transfer or exchange at the corporate trust office of the Trustee. Not all Convertible Debt Securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional Convertible Debt Securities of such series.

Senior Debt Securities

        The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

Subordination Of Senior Subordinated Debt Securities And Subordinated Debt Securities

        The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures and Indenture Supplements governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion or exchange or a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

        By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

        The term "Senior Indebtedness", when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

  (a)
  indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

  (b)
  reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit or bankers' acceptances issued for the account of the Company and interest rate protection agreements and currency exchange or purchase agreements;

  (c)
  obligations and liabilities (contingent or otherwise) of the Company related to capitalized lease obligations;

  (d)
  indebtedness, obligations and other liabilities (contingent or otherwise) of the Company related to agreements or arrangements designed to protect the Company against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

  (e)
  indebtedness of others of the kinds described in the preceding clauses (a) through (d) that the Company has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

  (f)
  indebtedness of another Person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Company; and

  (g)
  deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Senior Subordinated Debt Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Subordinated Debt Securities.

        In certain circumstances, such as the bankruptcy or insolvency of the Company, Canadian or U.S. bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Convertible Debt Securities, or priorities between Holders of the Convertible Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

        If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

Form, Exchange, Registration, Conversion, Transfer And Payment

        Unless otherwise indicated in the applicable Prospectus Supplement, the Convertible Debt Securities will be issued only in fully registered form in denominations of U.S. $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Convertible Debt Securities will be payable, and the exchange, conversion and transfer of Convertible Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes. No service charge will be made for any registration of a transfer or exchange of the Convertible Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

        All monies paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Convertible Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the holder of such Convertible Debt Security may look only to the Company for payment thereof.

Events Of Default

        The following will be Events of Default under the Indenture with respect to Convertible Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Convertible Debt Security of that series at its maturity, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (b) failure to pay any interest on any Convertible Debt Security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (c) failure to make any sinking fund payment, when due, in respect of any Convertible Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture or any other covenant to which the Company may be subject with respect to Convertible Debt Securities of that series (other than a covenant solely for the benefit of a series of Convertible Debt Securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture; (e) failure to pay when due on final maturity (after the expiration of any applicable grace period), or upon acceleration, any indebtedness for money borrowed by the Company in excess of U.S. $10 million; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Convertible Debt Securities of that series.

        If an Event of Default with respect to outstanding Convertible Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Convertible Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Convertible Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all Convertible Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of original issue discount securities, such portion) of all Convertible Debt Securities shall be immediately due and payable without notice. However, at any time after a declaration of acceleration with respect to Convertible Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

        The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the outstanding Convertible Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or to exercise any trust or power conferred on such Trustee, with respect to the Convertible Debt Securities of that series.

        No Holder of a Convertible Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Convertible Debt Securities of the same series shall have made written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Convertible Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Convertible Debt Security for enforcement of payment of the principal of and interest on such Convertible Debt Security on or after the respective due dates expressed in such Convertible Debt Security.

        The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

Modification And Waiver

        Without the consent of any Holder of outstanding Convertible Debt Securities, the Company and the Trustees may amend or supplement the Indentures or the Convertible Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Convertible Debt Securities. Other modifications and amendments of the respective Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Convertible Debt Security affected thereby: (a) change the stated maturity of the principal of, or any installment of principal of, or premium, if any, or interest on any Convertible Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Convertible Debt Security; (c) reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof; (d) change the place or currency of payment of principal of, premium, if any, or interest on any Convertible Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Debt Security on or after the stated maturity or redemption date thereof; (f) modify the conversion provisions in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of outstanding Convertible Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture, which, with respect to such series, cannot be modified or waived without the consent of the Holder of each outstanding Convertible Debt Security affected thereby.

        The Holders of at least a majority in principal amount of the outstanding Convertible Debt Securities of any series may on behalf of the Holders of all Convertible Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the outstanding Convertible Debt Securities of any series may, on behalf of the Holders of all Convertible Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Convertible Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Convertible Debt Security of that series affected.

Consolidation, Merger And Sale Of Assets

        The Company, without the consent of any Holders of any series of outstanding Convertible Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Company's obligations under each series of outstanding Convertible Debt Securities and the Indentures applicable thereto and that the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and the delivery of an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

Defeasance

        If so indicated in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of a series, the Company at its option will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Convertible Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants, and clauses (e) and (g) under "Events of Default" above shall no longer be an Event of Default, if the Company irrevocably deposits with the applicable Trustee, in trust, money, government obligations of the government issuing the currency in which the Convertible Debt Securities of the relevant series are denominated, or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the stated maturity date, or the redemption date, as the case may be) in accordance with the terms of such Convertible Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the applicable Indenture, shall have occurred and be continuing on the date of such deposit, or, with regard to an Event of Default described under clause (f) under "Events of Default" above or an event that, after notice or lapse of time, or both, would become an Event of Default described under such clause (f), shall have occurred and be continuing at any time during the period ending on the 123rd day following such date of deposit, (b) the Company shall have delivered an opinion of counsel to the effect that the Holders of the Convertible Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred, and (c) such covenant defeasance will not result in the trust being in violation of the Investment Company Act of 1940. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Convertible Debt Securities of any series as described above and the Convertible Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Convertible Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments.

        Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" above, in the event that the Company deposits money or government obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Convertible Debt Securities, the money or government obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Convertible Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or government obligations so deposited.

Governing Law

        The Indentures and the Convertible Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding The Trustees

        The Indenture contains certain limitations on the right of each Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions with the Company; however, if it acquires any conflicting interest and there is a default under the Convertible Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

Book-Entry System

        The Convertible Debt Securities of a Series may be issued in the form of one or more global certificates representing the Convertible Debt Securities (the "Global Securities") that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable Prospectus supplement and will be registered in the name of the Depository or a nominee thereof. In such a case one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Convertible Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Convertible Debt Securities in definitive certificated form, a Global Security may be transferred, in whole but not in part, only to another nominee of the Depository for such series, or to a successor Depository for such series selected or approved by the Company, or to a nominee of such successor Depository.

        The specific depository arrangement with respect to any series of Convertible Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depository arrangements.

        Upon the issuance of any Global Security, and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Convertible Debt Securities represented by such Global Security to the accounts of institutions ("participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Convertible Debt Securities or by the Company, if such Convertible Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Global Security or by its nominee. Ownership of beneficial interests in such Global

Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, pledge or transfer beneficial interests in such Global Securities.

        So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Global Security will not be entitled to have Convertible Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Convertible Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Convertible Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security.

        The Company expects that the Depository for any Convertible Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        If the Depository for any Convertible Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository or ceases to be registered or in good standing under the Securities Exchange Act of 1934, as amended, and a successor Depository is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, the Company will issue such Convertible Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Convertible Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Convertible Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Convertible Debt Securities.

PLAN OF DISTRIBUTION

        The Company may offer and sell the Securities to or through underwriters or dealers, and also may offer and sell Securities directly to other purchasers or through agents.

        Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

        Sales of Common Shares or Preferred Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, The Toronto Stock Exchange, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

        In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions, Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

        Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under Canadian and United States securities legislation.

        The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

        The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

        Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Shares) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

        Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.

EXPERTS

        The consolidated balance sheets of Golden Star Resources Ltd. as of December 31, 1996 and 1995 and the consolidated statement of operations, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference herein have been included in this Form S-3 in reliance on the report of Coopers & Lybrand, chartered accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters relating to the validity of the Securities will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and by Koffman Birnie & Kalef, Vancouver, British Columbia. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the applicable Prospectus Supplement.